SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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WEST COAST BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 13, 2012

Dear Shareholder:

     You are cordially invited to attend the 2012 Annual Meeting of Shareholders of West Coast Bancorp to be held in The Oaks-Meadows Conference Center, located at 5300 Meadows Road, Lake Oswego, Oregon, on Tuesday, April 24, 2012, at 2:00 p.m. local time.

     Details regarding the business to be conducted at our annual meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement. In addition to electing our directors, we will be asking our shareholders to approve our 2012 Omnibus Incentive Plan and ratify our appointment of our independent registered public accountants. Your vote is very important to us. Regardless of whether or not you plan to attend the meeting in person, please vote by voting via the Internet, by telephone, or by returning a proxy card. Instructions on how to vote through the Internet or by telephone are included in the enclosed proxy statement.

     We value you as a West Coast Bancorp shareholder and look forward to seeing you at the meeting.

Sincerely,

Robert D. Sznewajs
President and CEO

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 24, 2012
2:00 p.m., Pacific Time

To the Shareholders of West Coast Bancorp:

     The 2012 Annual Meeting of Shareholders of West Coast Bancorp will be held in The Oaks-Meadows Conference Center, located at 5300 Meadows Road, Lake Oswego, Oregon, on Tuesday, April 24, 2011, at 2:00 p.m. local time. At the meeting, shareholders will be asked to consider and vote on the following matters:

1.	Electing nine directors to serve for one-year terms;

2.	Approving the Company's 2012 Omnibus Incentive Plan;

3.	Ratifying the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2011; and

4.	Such other business as may properly come before the meeting or an adjournment thereof.

     Only shareholders of record on March 1, 2012, may vote on proposals at the annual meeting in person or by proxy. We encourage you to promptly complete and return the proxy card, or to vote electronically by telephone or Internet, in order to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting in person, you may withdraw your proxy and vote your shares if you want to change your vote.

     Further information regarding voting rights and the business to be transacted at the meeting is included in the accompanying proxy statement.

March 13, 2012	BY ORDER OF THE BOARD OF DIRECTORS

David C. Bouc
Executive Vice President and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please sign and date your proxy card and return it in the enclosed postage prepaid envelope, or vote electronically via the Internet or by telephone. See "Voting Via the Internet or by Telephone" on the last page of the accompanying proxy statement for further details. You do not need to keep your proxy for admission to the annual meeting.

-ii-

WEST COAST BANCORP
5335 Meadows Road, Suite 201
Lake Oswego, Oregon 97035
(503) 684-0884

PROXY STATEMENT

VOTING IN CONNECTION WITH THE ANNUAL MEETING

     General. This proxy statement and the accompanying proxy are being made available in connection with the solicitation of proxies by our Board of Directors for use at the West Coast Bancorp Annual Meeting of Shareholders to be held Tuesday, April 24, 2012, and at any adjournment of the meeting (the "Annual Meeting"). These proxy materials are first being made available to shareholders on or about March 13, 2012. When we refer to our company in this proxy statement below we frequently use "we," "us," or "our," but we also sometimes refer to our company as "Bancorp" or the "Company."

     March 1, 2012 has been established as the record date for the Annual Meeting. Holders of record of Bancorp common stock as of that date are entitled to notice of and to vote at the meeting. On the record date, there were 19,323,007 common shares outstanding and each share is entitled to one vote. A majority of the outstanding common shares will constitute a quorum for the conduct of business at the meeting. We also have outstanding 121,328 shares of mandatorily convertible cumulative participating preferred stock, Series B ("Series B Preferred Stock"). These preferred shares are not entitled to be voted at the Annual Meeting.

     If your shares are registered directly in your name with the Company's transfer agent, you are considered, with respect to those shares, the "shareholder of record." As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the meeting. If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the Annual Meeting. If you are a beneficial owner you may not vote shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

     Under rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may vote your shares. The Notice of Internet Availability will be mailed to shareholders on or about March 13, 2012, the same date that this Proxy Statement and related materials will be made available or distributed to shareholders.

     Voting by Proxy. To vote by proxy, please sign and date the enclosed proxy card and return it to us as soon as possible. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you return a signed proxy without instructions, your shares will be voted in accordance with the recommendation of our Board of Directors—FOR all nominees for election as directors, FOR the approval of the Company's 2012 Omnibus Incentive Plan, and FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants. If you vote over the Internet or by telephone as described below, you do not need to also mail a proxy to us.

     Voting by Internet or Telephone.We encourage you to vote electronically or by telephone. Shareholders may vote via the Internet at www.proxyvote.com or by telephone by calling the telephone number referenced on their voting form. Please see "Voting Via the Internet or by Telephone" near the end of this proxy statement for additional information regarding these methods of voting.

     Voting at the Meeting. If you are record holder of our shares, you may vote in person at the Annual Meeting. Even if you plan to attend the meeting, we encourage you to submit a proxy or vote by Internet or telephone to ensure that your vote is received and counted.

     Changing or Revoking Your Vote. After voting, you may change your vote by completing a new proxy and returning it to us, by voting again via the Internet or by telephone as described above, or by voting in person at the Annual Meeting. Only the last vote timely received by us will be counted. If you are a registered shareholder, you may request a new proxy card from Bancorp's Secretary. If your shares are held by a broker or other nominee, you may request a new proxy card from the broker or nominee. You may revoke a proxy that has been filed with us by filing written notice of revocation with Bancorp's Secretary before the meeting.

     Solicitation of Proxies. Proxies will be solicited primarily through the mail, but may also be solicited by directors and officers of the Company and its primary operating subsidiaries, West Coast Bank (the "Bank") and West Coast Trust Company, Inc. ("West Coast Trust"), personally or by other means such as telephone or e-mail. We may also engage an outside proxy solicitation firm and pay a fee for such services. All costs of solicitation of proxies will be borne by us.

     Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held April 24, 2012. Copies of the 2011 annual report to shareholders and the proxy statement for the 2012 Annual Meeting of Shareholders are available on our website at www.wcb.com.

Proposal 1—Election of Directors

     General. Under our Articles of Incorporation, the Board of Directors may establish the total number of positions on our Board within a range of 8 to 20. Our Board is currently comprised of nine positions. Each Board member is elected annually.

     Our Board has nominated nine individuals to stand for election to our board of directors as follows: Lloyd D. Ankeny, David A. Dietzler, Henchy R. Enden, Shmuel ("Sam") Levinson, Steven J. Oliva, John T. Pietrzak, Steven N. Spence, Robert D. Sznewajs (our President and CEO), and Dr. Nancy A. Wilgenbusch.

     Mr. Dietzler was elected to our Board effective January 1, 2012, to fill a vacancy created by Duane McDougall's resignation as of December 31, 2011. Ms. Enden was elected in December 2011 to fill a newly created board position, and her election became effective as of January 13, 2012, the date the last regulatory approval was received.

     Ms. Enden and Messrs. Levinson and Pietrzak are nominated at the request of three investors in our October 2009 private capital raise, MFP Partners, L.P., GF Financial, LLC, and Castle Creek Capital Partners IV, L.P., respectively. GF Financial and Castle Creek Capital Partners have the contractual right to designate one individual each for nomination to our Board. MFP Partners, L.P. has the contractual right to designate one individual to serve as an observer to the Board. Ms. Enden was the designated board observer for MFP Partners prior to her election.

     Each nominee has consented to serve if elected. If any nominee becomes unable to serve prior to the Annual Meeting, our Board may designate a replacement nominee and in such case your duly executed proxy will be voted for such replacement.

     The Board of Directors has determined that each of the current directors standing for election, other than Mr. Sznewajs, is an "independent director" under Rule 5605(a)(2) of Nasdaq listing standards applicable to the Company. All members of the Board's compensation, nominating and audit committees are "independent directors" under this standard.

     In the course of determining that each director is an "independent director" under the Nasdaq listing standards, the Board considered various loan transactions and deposit relationships between the Bank and certain directors (or their family members or business interests). These transactions and relationships were entered into on the same terms prevailing at the time for comparable transactions or relationships with other persons, as described further under the heading "Transactions With Related Persons" below. The Board also considered the possible effects of a bank branch lease with a business entity partially owned by a director and determined that the transaction does not affect the director's independence.

     Nominees for election at the Annual Meeting are all currently directors of the Company. The nominees have a wide variety of professional backgrounds and complementary skills, including the specific skills and qualifications described below.

     Information With Respect to Nominees. Nominees for election as directors are listed below, together with certain biographical information. All current directors of Bancorp also serve as directors of the Bank.

Lloyd D. Ankeny, 74 Director since 1995	Mr. Ankeny is Chair of our Board of Directors. He has been a private real estate investor for more than five years. Mr. Ankeny was selected for his leadership skills, prior management experience, lengthy history and familiarity with the Company, the Bank, their respective operations, and the banking business, and knowledge of real estate.

David A Dietzler, 68 Director since 2012	Mr. Dietzler was managing partner of KPMG LLP's office in Portland, Oregon before retiring in 2005 after 37 years of service. Mr. Dietzler has extensive experience auditing public companies, and working with audit committees, and gained significant expertise in SEC reporting, financial statement preparation, internal control and compliance requirements. Mr. Dietzler has been a director of Portland General Electric Company since 2006 where he chairs the audit committee.

Henchy R. Enden, 39 Director since 2012	Ms. Enden has been employed by MFP Investors, LLC, the investment advisor to MFP Partners, L.P. Ms. Enden was originally elected, and is being nominated, at the recommendation of MFP Partners, L.P., an investor in our October 2009. Ms. Enden has a background in investments and finance and has an MBA from Columbia Business School.

Shmuel (Sam) Levinson, 38 Director since 2011	Mr. Levinson is currently the managing director of Levinson Capital Management, LLC, a private equity investment advisor. Since 1996, he has also been the principal of Trapeze, Inc., a commercial and residential development company. Mr. Levinson has been a director of Coleman Cable, Inc. since 2005. He is also a director of Optician Medical, Inc., a medical device manufacturer, Canary Wharf Group, PLC, a real estate development and investment group, and Song Bird Estates, PLC, a real estate investment company. Mr. Levinson is being nominated at the request of GF Financial, LLC. Mr. Levinson has an extensive background in investment management and real estate.

Steven J. Oliva, 71 Director since 2003	Mr. Oliva has served as President and Chief Executive Officer of Hi-School Pharmacy, Inc., for more than five years. Hi-School Pharmacy & Affiliates is a retail drug and hardware store with 25 locations in 2 western states and over 425 employees. Mr. Oliva is a board member of the National Association of Chain Drug Stores, and Oregon State University Advisory Board—School of Pharmacy, Emeritus. He is also a real estate investor. Mr. Oliva was selected for his familiarity with the Company and his knowledge of the pharmaceutical industry and real estate markets. He is also well-regarded and active within our community.

John T. Pietrzak, 39 Director since 2010

Mr. Pietrzak has been a Principal of Castle Creek Capital LLC, a merchant banking organization that specializes in bank investments and operations, since 2008 and a Director from 2005 to 2008. Prior to joining Castle Creek, he was a Director of Demand Planning for Levi Strauss & Co. Mr. Pietrzak is also a director of Square 1 Financial Inc. and Panhandle State Bank. Mr. Pietrzak is being nominated at the recommendation of Castle Creek Partners IV, LP. Mr. Pietrzak has a background in investments, retail planning, and a current focus on investments in community banks.

Steven N. Spence, 64 Director since 2001	Mr. Spence has been a Senior Vice President of RBC Wealth Management, Inc. since 2009. Previously, he was Senior Vice President of UBS Financial Services Inc., a securities brokerage firm, and its predecessors in Portland, Oregon, for more than thirty eight years. Mr. Spence was selected for his leadership skills, his familiarity with the Company and the banking business, and his background and high profile within the investment management community.

Robert D. Sznewajs, 65 Director since 2000	Mr. Sznewajs has been President and Chief Executive Officer of Bancorp and the Bank for more than five years. Mr. Sznewajs has also been a director of Coinstar Inc. for more than five years. Mr. Sznewajs was selected for his leadership skills, his position as President & CEO of the Company, and his knowledge of the Company and the banking business.

Dr. Nancy A. Wilgenbusch, 63 Director since 2003	Dr. Wilgenbusch has been President Emerita of and advisor to Marylhurst University since 2008. Previously she was President of Marylhurst University for more than five years. Dr. Wilgenbusch has serves as a director of Cascade Corporation and as a trustee of Tax-Free Trust of Oregon and has done so for more than five years. She previously served as a director of Scottish Power from 2004 to 2007. Dr. Wilgenbusch was selected for her knowledge of the Company, her background in education and auditing, and high profile within our community.

     The nine directors receiving the highest total number of votes will be elected, provided there is a quorum present. Shares that are not represented at the meeting, votes that are withheld, and shares not voted for the election of directors by brokers or nominees due to a failure of the shareholder to provide instructions ("broker non-votes") will not be counted in determining the number of votes for each nominee and will have no effect on the election of directors. Banks and brokers acting as nominees for beneficial owners are not permitted to vote proxies with regard to the election of directors on behalf of beneficial owners who have not provided voting instructions, making it especially important that you send your broker your voting instructions.

OUR BOARD OF DIRECTORS

General

     During 2011, our Board met 13 times. Each director attended at least 75 percent of the total meetings of the Board of Directors and all committees of the Board on which he or she served during 2011. The Board holds executive sessions of non-management directors not less than once per calendar quarter. Executive sessions are scheduled by our Board Chair and any director may request that additional executive sessions be scheduled.

     Bancorp policy requires that directors and director nominees attend our annual meeting of shareholders, except under circumstances beyond the reasonable control of such person. In 2011, all directors except for Messrs. Levinson and Spence attended the annual meeting of shareholders.

Leadership Structure

     The positions of Board Chair and President and Chief Executive Officer are filled by different persons. Mr. Ankeny, an independent director, serves as Board Chair, while Mr. Sznewajs serves as President and Chief Executive Officer. The Board believes that separating the roles of Chairman and Chief Executive Officer is preferable and in the best interests of shareholders because it gives our independent directors a significant role in board direction and determination of agendas and enhances the Board's ability to fulfill its oversight responsibilities, including of senior management. Separating the positions also provides an independent viewpoint and focus at board meetings, and improves communication between management and the Board by giving our CEO a single initial source for board-level communication and input on significant decisions.

Risk Oversight

     Risk management is the responsibility of management and risk oversight is the responsibility of the Board. The Board administers its risk oversight function principally through its division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. For example, our Loan, Investment & Asset/Liability Committee (the "Loan Committee") plays an important role in overseeing our loan functions and monitoring related risks. Responsibilities of our various other committees are discussed below. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee. Types of risks with the potential to adversely affect the Company include credit, interest rate, liquidity, and compliance risks, and risks relating to our operations and reputation.

     In response to an increasingly complex operating environment, the Board in 2011 established a Risk Management Committee (the "Risk Committee") which is comprised of the Board chair and the chairs of the Audit & Compliance Committee (the "Audit Committee"), the Compensation & Personnel Committee (the "Compensation Committee") and the Loan Committee. The purpose of the Risk Committee is to provide oversight of the risk management functions of the Company.

     Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting the Company. Matters presented to the Board and board committees generally include information with respect to risk. The Board and board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company. The Board and board committees also raise risk issues on their own initiative.

     To assist the Company with respect to risk management, and to assist the Board and board committees with respect to risk oversight, the Company employs a Senior Vice President & Corporate Risk Manager, who works to identify and assess risks in all parts of the Company. The Corporate Risk Manager reports to the Risk Committee and Audit Committee, attends meetings of the Risk Committee and the Audit Committee on a regular basis and attends Board and other committee meetings as needed. The Company also employs a Senior Vice President and Manager of Credit Review who also makes direct reports to the Audit Committee and the Loan Committee. In addition, the Company employs a Senior Vice President and Manager of Compliance who makes direct reports to the Audit Committee.

     Other than establishing the Risk Committee, the Company does not believe the Board's risk oversight function has had a significant effect on the Board's leadership structure, although a change in leadership structure could result in changes in the implementation of the risk oversight function.

Board Committees

     The Board of Directors has established certain standing committees of the Board, including an Audit & Compliance Committee, a Compensation & Personnel Committee, a Governance & Nominating Committee, a Risk Management Committee, and a Loan, Investment and Asset/Liability Committee. The membership of our board committees was changed at our board meetings in April and December 2011, and in January 2012, to reflect changes in directors with the additions of Mr. Levinson, Mr. Dietzler and Ms. Enden, and the resignation of Duane McDougall. Committee members listed below were appointed at the April 2011 meeting and served after that date for the rest of 2011.

     Audit & Compliance Committee. The Audit Committee operates under a formal written charter adopted by the Board. A copy of the Audit Committee charter is available at our website at

www.wcb.com under the "About Us—Investor Information" tab and "Corporate Governance" subheading. The Audit Committee held 11 meetings during 2011.

     The Audit Committee was comprised of Dr. Wilgenbusch (Chair), Mr. Ankeny, and Mr. McDougall during 2011. The Audit Committee is now comprised of Mr. Dietzler (Chair), Mr. Ankeny, Ms. Enden and Dr. Wilgenbusch. Each member of the Audit Committee is financially literate and meets the independence standards for members of public company audit committees set forth in Nasdaq listing standards and applicable SEC rules adopted under the Sarbanes-Oxley Act of 2002. Further, the Board of Directors has determined that Mr. Dietzler meets the standards of an audit committee financial expert set forth in SEC regulations and is financially sophisticated as described in Nasdaq listing standards.

     The Audit Committee has sole authority to appoint or replace Bancorp's independent registered public accounting firm (sometimes referred to below as our "auditor") and is directly responsible for compensating and overseeing its work, including the annual audit. Our auditor reports directly to the Audit Committee, which evaluates its independence and performance at least annually. The Audit Committee must pre-approve all audit services and legally permitted non-audit services to be performed by our auditor. In addition, the Audit Committee is required to meet with our auditor and internal audit staff in executive sessions and to resolve any disagreements that arise between management and the auditors.

     The Audit Committee oversees the Company's internal audit function and is responsible for reviewing significant reports prepared by the internal audit department. The Audit Committee also assists the Board in overseeing the quality and integrity of Bancorp's accounting and reporting practices and has adopted procedures for the receipt and treatment of complaints regarding accounting matters. Finally, the Audit Committee oversees compliance with respect to certain regulatory matters, including SEC and bank regulatory issues, and credit review.

     While the Audit Committee has the responsibilities and authority described above and in its charter, it is not the duty of the Audit Committee to plan or conduct audits or determine whether financial statements and other disclosures are complete, accurate, and in accordance with generally accepted accounting principles. These remain the responsibilities of our management and independent auditor.

     Compensation & Personnel Committee. The Compensation & Personnel Committee (the "Compensation Committee") operates under a formal written charter adopted by the Board. A copy of the Compensation Committee charter is available at our website at www.wcb.com under the "About Us—Investor Information" tab and "Corporate Governance" subheading. The Compensation Committee held 7 meetings during 2011.

     The Compensation Committee was comprised of Mr. McDougall (Chair), Mr. Ankeny, Mr. Oliva, and Mr. Pietrzak during 2011. The Compensation Committee is now comprised of Dr. Wilgenbusch (Chair), Mr. Ankeny, Mr. Levinson, Ms. Enden, Mr. Oliva and Mr. Pietrzak. Each member of the Compensation Committee is a "non-employee director" under SEC Rule 16b-3 and an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The Compensation Committee is charged with, among other things, approving the base salary, incentive compensation, stock option grants, restricted stock awards, employment agreements, change in control agreements, supplemental executive retirement plans, and other compensation for our executive officers. The Compensation Committee is also charged with establishing any performance goals and incentive opportunity levels, as well as evaluating the achievement of those goals, for our chief executive officer. In addition, the Compensation Committee reviews the base salary and incentive compensation of other senior officers and the Company's most highly compensated employees. It also reviews and recommends to the Board restricted stock awards, stock option grants and change-in-control agreements for other employees. It is responsible for periodically reviewing and making recommendations to the Board with respect to the adoption of employee benefit plans.

     Under its charter, the Compensation Committee has the authority to retain the services of outside compensation consultants to assist in the evaluation and determination of compensation levels and to approve the fees and other terms of their engagement. The Compensation Committee may also delegate its authority and responsibilities to its chair or subcommittees of one or more committee members as and when appropriate and permitted by law, but does not normally do so and has no standing delegation of authority on any matters. For additional information regarding the processes and procedures for the consideration and determination of our executive compensation, including the role of executive officers and consultants in that process, see "Executive Compensation—Discussion and Analysis of Executive Compensation Programs" below.

     In addition to its responsibilities relating to compensation matters, the Compensation Committee is required to review and assess on a periodic basis the Company's guidelines regarding director and employee stock ownership. The Compensation Committee is responsible for an annual review of our management succession plan and periodic reviews and recommendations with respect to human resource policies.

     The Compensation Committee also makes recommendations to the Board regarding all elements of compensation paid to our outside directors, including annual retainers, meeting fees, restricted stock awards, and stock option grants, although all elements of Board compensation are ultimately the responsibility of the full Board. See "Board of Directors—Director Compensation for 2011" below.

     Governance & Nominating Committee. The Governance & Nominating Committee (the "Governance Committee") operates under a formal written charter adopted by the Board. The charter is available at our website at www.wcb.com under the "About Us—Investor Information" tab and "Corporate Governance" subheading. The Governance Committee held 4 meetings in 2011. The Governance Committee was comprised of Mr. Ankeny (Chair), Mr. McDougall, Mr. Spence, and Dr. Wilgenbusch during 2011. The Governance Committee is now comprised of Mr. Ankeny (Chair), Mr. Dietzler, Mr. Spence and Dr. Wilgenbusch.

     The Governance Committee is charged with promoting sound principles and practices of corporate governance, identifying and recommending to the Board qualified individuals to serve as board members, including with respect to vacancies that occur on the Board from time to time, and evaluating the performance of the Board and committees of the Board (including itself). The Governance Committee also must review from time to time the qualifications and independence of members of the Board and each of its committees. The Governance Committee is also required to periodically review and recommend to the Board codes of ethics applicable to directors, officers and employees consistent with sound business practices and applicable laws and regulations and to monitor compliance with these codes and certain other initiatives.

     Other specific duties and responsibilities of the Governance Committee include: regular monitoring and review of the appropriateness of the Company's corporate governance principles and practices; recommending to the Board specific criteria for determining independence of outside directors consistent with Nasdaq listing standards; recommending to the Board such changes to the Board's committee structures and committee functions as it deems advisable; confirming that each standing committee charter is reviewed at least annually by each committee; reviewing and assessing the quality and clarity of information provided to the Board and making such recommendations to management as it deems appropriate; evaluating the effectiveness of the Board's oversight of management; assessing the Board's performance and meeting annually with Board members to discuss its performance review;

reviewing shareholder proposals and recommending appropriate action to the Board; and reviewing any proposed amendments to the Company's charter documents.

     Our Board has adopted a policy that provides for consideration of director candidates recommended by security holders. For a discussion of the Governance Committee's policies and procedures regarding recommendations for director nominees, see "Information Concerning Director Nominations" below.

     Risk Management Committee. The Risk Management Committee (the "Risk Committee") operates under a formal charter adopted by the Board. The Risk Committee held 4 meetings during 2011. The Risk Committee was comprised of Mr. Ankeny (Chair), Mr. McDougall, Mr. Spence, and Dr. Wilgenbusch in 2011. The Risk Committee is currently comprised of Mr. Ankeny (Chair), Mr. Dietlzer, Mr. Spence and Dr. Wilgenbusch.

     The Risk Committee is charged, with among other things, providing oversight of risk management, including policies procedures and practices relating to management of credit risk, market risk, operation and compliance risk and strategic risk on an enterprise-wide basis.

     Loan, Investment, & Asset/Liability Committee. The Loan, Investment, and Asset/Liability Committee (the "Loan Committee") operates under a formal written charter adopted by the Board. The Loan Committee held 12 meetings during 2011. The Loan Committee was comprised of Mr. Spence (Chair), Mr. Levinson, Mr. Oliva, and Mr. Pietrzak during 2011. Mr. Sznewajs was added to the Loan Committee in December 2011, while other committee members continued to serve.

     The Loan Committee is responsible for initial review of loans in excess of management's authorized approval limits and loans involving insiders subject to Regulation O of applicable banking regulations. The Loan Committee is assigned the function of monitoring all lending policies, portfolio quality, delinquencies, collection and charge-off procedures, loan loss reserves, loan quality review guidelines, the credit review function, and approval and collateral evaluations. The Loan Committee also monitors loan concentrations, delinquency trends, composition of loans, exceptions to lending policy, and credit risk of off balance sheet items such as letters of credit and commitments to buy and sell loans or securities.

     Our Chief Credit Officer provides monthly reports to the Loan Committee. In addition, the Loan Committee receives monthly reports from the Chief Financial Officer or Asset/Liability Manager on net interest revenues, spreads, margins, liquidity, interest rate risk, investment activities, prognosis of the market, strategies for investment and broker activities, and other relevant investment and other issues.

     In addition to the formal board committees, certain members of the Board attend meetings with Company management, and/or the Company's independent auditors on a quarterly basis to review and discuss the Company's quarterly earnings, Form 10-Ks and 10-Qs, and related matters prior to release to the public.

Shareholder Communications with the Board

     Shareholders may communicate with our Board of Directors directly. Bancorp will promptly forward all letters or other written communications addressed to the Board, a specific committee of the Board, or to an individual director. Such communications may be sent to the Company at its corporate offices. Communications will not be pre-screened.

     Shareholders and others wishing to submit a report to members of the Audit Committee on an anonymous and confidential basis regarding accounting, internal control, or auditing matters, potential securities law violations, or violations of the Company's Code of Conduct and Ethical Standards or Code of Ethics for Senior Financial Officers may do so by going to www.ethicspoint.com and following the prompts or by calling 1-866-297-0224.

Non-Employee Director Compensation for 2011

     The following table summarizes compensation paid to non-employee directors for services during the year ended December 31, 2011.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or	Stock		Non-Equity	Deferred	All
	Paid in	Awards	Option	Incentive Plan	Compensation	Other
	Cash	(1)	Awards (2)	Compensation	Earnings (3)	Compen-	Total
Name	($)	($)	($)	($)	($)	sation ($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Lloyd D. Ankeny	$82,600	$20,007	$0	$0	$0	$0	$102,607
Simon Glick (4)	$ 3,567	$ 0	$0	$0	$0	$0	$ 3,567
Sam Levinson(4)	$33,833	$20,007	$0	$0	$0	$0	$ 53,840
Duane C. McDougall	$63,500	$20,007	$0	$0	$0	$0	$ 83,507
Steven J. Oliva	$45,800	$20,007	$0	$0	$0	$0	$ 65,807
John T. Pietrzak	$43,400	$20,007	$0	$0	$0	$0	$ 63,407
Steven N. Spence	$56,000	$20,007	$0	$0	$0	$0	$ 76,007
Dr. Nancy A. Wilgenbusch	$59,400	$20,007	$0	$0	$0	$0	$ 79,407

(1)	Reflects the grant date fair value of 1,193 shares of restricted stock granted to each director using the closing price of the stock on the grant date, $16.77 per share. Shares vest after one year.

(2)	The following table shows the total number of stock options outstanding as of December 31, 2011, for each non-employee director:

No. of Stock Options
Mr. Ankeny	4,690
Mr. Levinson	0
Mr. McDougall	4,090
Mr. Oliva	4,090
Mr. Pietrzak	0
Mr. Spence	2,610
Dr. Wilgenbusch	4,090

(3)	Non-employee directors are entitled to participate in Bancorp's Directors' Deferred Compensation Plan (the "Directors' DCP"), under which directors may elect to defer payment of some or all of their directors fees. Earnings on contributions by each participant are dependent on the return on investments that the director selects from a list of publicly available mutual funds or Bancorp stock. See "Executive Compensation—Nonqualified Deferred Compensation for 2011" for a list of available investment options, which are the same as those available to our executives under the executives' plan. We do not make additional contributions or provide above-market or preferential earnings on fees deferred by directors under the Directors' DCP.

(4)	Sam Levinson replaced Mr. Glick on the Board in February 2011.

     In establishing non-employee director compensation, the Compensation Committee and the Board of Directors considered information regarding the compensation paid to directors of the peer group companies listed under the heading "Executive Compensation—Discussion and Analysis of Executive Compensation Programs" below that was provided by McLagan, an Aon Hewitt company, a compensation consultant engaged by the Compensation Committee in 2011, along with director compensation information derived from other sources. Non-employee directors serving on the Board are paid an annual retainer and additional fees for attendance at certain Board and Board committee meetings.

     During 2011, the Board chair received an annual retainer of $64,000, while the Audit Committee, Compensation Committee and Loan Committee chairs received $44,000. The Governance Committee chair, who also serves as the Board chair, waived for 2011 the additional retainer of $6,000 normally received by the Governance Committee chair. All other directors received annual retainers of $32,000. Non-employee directors also received $300 for each regular board meeting attended. In addition, non-employee directors received $600 for each Board committee meeting attended (whether as a member of a committee or at the request of a committee) on the same day as a regular Board meeting. Non-employee directors also received $600 for attending meetings with the Company's independent registered public accountants to analyze, review, and discuss the Company's quarterly earnings releases and Forms 10-Q, Form 10-K, and related matters. Non-employee directors also received $200 per day (or partial day) for attendance at education programs and are reimbursed for travel expenses to attend regular board meetings and education programs. Bancorp directors who also serve on the board of West Coast Trust received $300 for each regular meeting of the West Coast Trust board that they attended. The West Coast Trust board chair received an additional $1,000 for the year.

     Recent practice has been to grant restricted stock awards and/or stock options to non-employee directors on an annual basis. In 2011, the directors were granted a restricted stock award at the May 27, 2011 board meeting as reflected in the preceding table.

Proposal 2-Approval of the 2012 Omnibus Incentive Plan

     We ask that our shareholders vote to approve the West Coast Bancorp 2012 Omnibus Incentive Plan (the "Plan"). The Plan was adopted by our Board of Directors on February 23, 2012, subject to such approval. The purpose of the Plan is to give us a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide us and our subsidiaries and affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of our business and increases in our stockholder value. If approved by shareholders at our 2012 annual meeting of shareholders, the Plan will become effective on that date (the "Effective Date"), and no new awards may be granted under our existing 2002 Stock Incentive Plan or any other prior equity compensation plan (together, the "Prior Plans").

     If the Plan is approved by shareholders, it will allow awards under the Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) of the Code generally places a $1 million annual limit on a company's tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception. To qualify as performance-based compensation under Section 162(m) of the Code, the compensation must (among other requirements) be subject to attainment of performance goals that have been disclosed to shareholders and approved by a majority shareholder vote. We are asking shareholders at the 2012 annual meeting of shareholders to approve the material terms of the performance goals under the Plan so that the Company may make awards that qualify as performance-based compensation under Section 162(m), and thus, would be tax deductible. For purposes of Section 162(m), the material terms of the performance goals requiring shareholder approval include the following:

  the employees eligible to receive awards under the Plan;

  the business criteria used as the basis for the performance goals; and

  the limits on the maximum amount of compensation payable to any employee in a given time period.

     By approving the Plan, the shareholder will be approving, among other things, the eligibility requirements, performance goals and limits on various stock awards contained therein for purposes of Section 162(m). A summary of the Plan is set forth below. The summary is qualified in its entirety by the full text of the Plan, which is included in this Proxy Statement as Appendix A.

Summary of the Plan

     General. Awards granted under the Plan may be in the form of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units, performance units, other stock-based awards or any combination of those awards. The Plan provides that awards may be made under the Plan for ten years.

     Administration. Under the terms of the Plan, the Plan will be administered by our board of directors or, if our board so elects, by our Compensation and Personnel Committee or such other committee of our board as may be designated by our board and which consists entirely of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code ("Code") and who are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Unless and until the board designates a committee to administer the Plan, the Plan will be administered by the board (which will hereinafter be referred to in this summary as the "committee").

     Under the terms of the Plan, the committee can make rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Any determination made by the committee under the Plan will be made in the sole discretion of the committee and such determinations will be final and binding on all persons.

     Shares Available. The Plan provides that the aggregate number of shares of our common stock that may be subject to awards under the Plan cannot exceed 400,000 subject to adjustment in certain circumstances to prevent dilution or enlargement. No participant may be granted, in each case during any calendar year, performance-based awards intended to qualify under Section 162(m) of the Code (other than stock options and SARs) covering in excess of 200,000 shares or stock options and SARs covering in excess of 300,000 shares. The maximum number of shares that may be granted pursuant to incentive stock options is 100,000.

     As described above, if the Plan is approved by our shareholders, no new awards may be granted under our Prior Plans. However, awards previously granted and outstanding under the Prior Plans will remain in full force and effect under such Prior Plans according to their respective terms, and to the extent that any such award is forfeited, terminates, expires or lapses instead of being exercised (to the extent applicable), or is settled for cash, shares of common stock of the company subject to such award which are not delivered as a result will not be available for awards under the Plan. Dividend equivalents, however, may continue to be issued under the Prior Plans in respect of awards granted under such Prior Plans which are outstanding as of the Effective Date.

     Shares underlying awards granted under the Plan that expire or are forfeited or terminated without being exercised or awards that are settled for cash, as well as any shares withheld by or delivered to us to satisfy the exercise price of stock options or tax withholding obligations with respect to any award granted under the Plan, will again be available for the grant of additional awards within the limits provided by the Plan. Shares withheld by or delivered to us to satisfy the exercise price of stock options or tax withholding obligations with respect to any award granted under the Plan will nonetheless be deemed to have been issued under the Plan.

     Eligibility. The Plan provides for awards to the directors, officers, employees and consultants of the company and its subsidiaries and affiliates and prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the company or its subsidiaries or affiliates. As of the date of this proxy statement, there were approximately 265 directors, officers and employees eligible to participate in the Plan. Our current executive officers named in the Summary Compensation Table under the caption "Compensation Discussion and Analysis" herein and each of our directors are among the individuals eligible to receive awards under the Plan.

     Stock Options. Subject to the terms and provisions of the Plan, stock options to purchase shares of our common stock may be granted to eligible individuals at any time and from time to time as determined by the committee. Stock options may be granted as incentive stock options, which are intended to qualify for favorable treatment to the recipient under Federal tax law, or as non-qualified stock options, which do not qualify for this favorable tax treatment. Subject to the limits provided in the Plan, the committee determines the number of stock options granted to each recipient. Each stock option grant will be evidenced by a stock option agreement that specifies the stock option exercise price, whether the stock options are intended to be incentive stock options or non-qualified stock options, the duration of the options, the number of shares to which the stock options pertain and such additional limitations, terms and conditions as the committee may determine.

     The committee determines the exercise price for each stock option granted, except that the stock option exercise price may not be less than 100 percent of the fair market value of a share of our common stock on the date of grant. As of March 8, 2012, the fair market value (as that term is defined under the Plan) of a share of our common stock was $17.00. All stock options granted under the Plan will expire no later than ten years from the date of grant. The method of exercising a stock option granted under the Plan is set forth in the Plan, and we describe the Plan provisions regarding the vesting and exercisability of incentive stock options and nonqualified stock options following certain terminations of employment below under "Termination of Employment – Stock Options and SARs." Stock options are nontransferable except by will or by the laws of descent and distribution or, in the case of non-qualified stock options, as otherwise expressly permitted by the committee. The granting of a stock option does not accord the recipient the rights of a shareholder, and such rights accrue only after the exercise of a stock option and the registration of shares of our common stock in the recipient's name.

     Stock Appreciation Rights. The committee in its discretion may grant SARs under the Plan. SARs may be "tandem SARs," which are granted in conjunction with a stock option, or "free-standing SARs," which are not granted in conjunction with a stock option. A SAR entitles the holder to receive from us upon exercise an amount equal to the excess, if any, of the aggregate fair market value of a specified number of shares of our common stock to which such SAR pertains over the aggregate exercise price for the underlying shares. The exercise price of a Free-Standing SAR shall not be less than 100 percent of the fair market value of a share of our common stock on the date of grant.

     A tandem SAR may be granted at the grant date of the related stock option. A tandem SAR will be exercisable only at such time or times and to the extent that the related stock option is exercisable and will have the same exercise price as the related stock option. A tandem SAR will terminate or be forfeited upon the exercise or forfeiture of the related stock option, and the related stock option will terminate or be forfeited upon the exercise or forfeiture of the tandem SAR.

     Each SAR will be evidenced by an award agreement that specifies the base price, the number of shares to which the SAR pertains and such additional limitations, terms and conditions as the committee may determine. The company may make payment of the amount to which the participant exercising SARs is entitled by delivering shares of our common stock, cash or a combination of stock and cash as set forth in the award agreement relating to the SARs. The method of exercising a SAR granted under the Plan is set forth in the Plan, and we describe the Plan provisions regarding the vesting and exercisability of SARs following certain terminations of employment below under "Termination of Employment – Stock Options and SARs." SARs are not transferable except by will or the laws of descent and distribution or, with respect to SARs that are not granted in "tandem" with a stock option, as expressly permitted by the committee. Each SAR will be evidenced by an award agreement that specifies the date and terms of the award and such additional limitations, terms and conditions as the committee may determine.

     Restricted Stock. The Plan provides for the award of shares of our common stock that are subject to forfeiture and restrictions on transferability as set forth in the Plan and as may be otherwise determined by the committee. Except for these restrictions and any others imposed by the committee, upon the grant of restricted stock, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock on such terms as will be set forth in the applicable award agreement. During the restriction period set by the committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the restricted stock. We describe the Plan provisions regarding the vesting of restricted stock units following certain terminations of employment below under "Termination of Employment – Restricted Stock and Restricted Stock Units."

     Restricted Stock Units. The Plan authorizes the committee to grant restricted stock units and deferred share rights. Restricted stock units and deferred share rights are not shares of our common stock and do not entitle the recipients to the rights of a shareholder, although the award agreement may provide for rights with respect to dividend equivalents. Restricted stock units granted under the Plan may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber restricted stock units granted under the Plan prior to their vesting. Restricted stock units will be settled in cash or shares of our common stock, in an amount based on the fair market value of our common stock on the settlement date. We describe the Plan provisions regarding the vesting of restricted stock following certain terminations of employment below under "Termination of Employment – Restricted Stock and Restricted Stock Units."

     Performance Units. The Plan provides for the award of performance units that are valued by reference to a designated amount of cash or other property other than shares of our common stock. The payment of the value of a performance unit is conditioned upon the achievement of performance goals set by the committee in granting the performance unit and may be paid in cash, shares of our common stock, other property or a combination thereof. The maximum value of the property that may be paid to a participant pursuant to a performance unit in any calendar year is $500,000. Any terms relating to the termination of a participant's employment shall be set forth in the applicable award agreement.

     Other Stock-Based Awards. The Plan also provides for the award of shares of our common stock and other awards that are valued by reference to our common stock, including unrestricted stock, dividend equivalents and convertible debentures.

     Performance Goals. The plan provides that performance goals may be established by the committee in connection with the grant of any award under the Plan. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code:

     ●  such goals will be based on the attainment of specified levels of one or more of the following measures: stock price, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, objective customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, return on capital (including return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, sales, asset quality, cost saving levels, market-spending efficiency, core non-interest income, or change in working capital, in each case with respect to the company or any one or more subsidiaries, divisions, business units or business segments of the company either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies); and

     ●  such performance goals will be set by the committee within the time period and other requirements prescribed by Section 162(m) of the Code and the regulations promulgated thereunder.

     Change in Control. Unless provided otherwise in the applicable award agreement:

     ●  in the event of a "change in control" of the company (as defined in the Plan), if equivalent replacement awards are substituted for awards granted and outstanding under the Plan at the time of such change in control, such replacement awards will vest and be deemed earned in full (with respect to performance goals, unless otherwise agreed in connection with the change in control, at the greater of the applicable target level and the level of achievement through the latest practicable date reasonably determinable) upon a termination of employment by the company other than for cause within twenty-four months after such change in control (i.e., the awards "double-trigger" vest); and

     ●  upon the termination of employment by the company of a participant during the twenty-four-month period following a change in control for any reason other than for cause, any stock option or SAR held by the participant as of the date of the change in control that remains outstanding as of the date of such termination of employment may thereafter be exercised until the expiration of the term of the stock option or SAR.

     An award qualifies as a "replacement award" under the Plan if the following conditions are met in the sole discretion of the committee: (i) it is of the same type as the award being replaced (the "replaced award"); (ii) it has a value equal to the value of the replaced award as of the date of the change in control; (iii) if the underlying replaced award was an equity-based award, it relates to publicly traded equity securities of the company or the entity surviving the company following the change in control; (iv) it contains terms relating to vesting (including with respect to a termination of employment) that are substantially identical to those of the replaced award; and (v) its other terms and conditions are not less favorable to the participant than the terms and conditions of the replaced award (including the provisions that would apply in the event of a subsequent change in control) as of the date of the change in control.

     If equivalent replacement awards are not substituted for awards granted and outstanding under the Plan at the time of such change in control, upon the occurrence of a change in control, unless otherwise provided in the applicable Award Agreement, (i) all then-outstanding awards (other than performance-based awards) will vest in full, be free of restrictions, and be deemed to be earned and payable in full, and (ii) any performance-based award will be deemed earned in full based on performance goal achievement at the greater of the applicable target level and the level of achievement as determined by the committee not later than the date of the change in control based on actual performance.

     Termination of Employment – Stock Options and SARs. Unless otherwise determined by the Committee or provided otherwise in the applicable award agreement, upon a participant's termination of employment for any reason other than death, disability, retirement or cause, any stock option or SAR that was exercisable immediately before the termination of employment may be exercised for the lesser of (A) 90 days following such termination of employment and (B) expiration of the term of the stock option or SAR. Upon a participant's termination of employment by reason of the participant's death or disability, any stock option or SAR held by the participant will vest in full and be exercisable until the earlier of (A) the third anniversary of such Participant's Termination of Employment and (B) the expiration of the term of such stock option or SAR. Upon a participant's termination of employment by reason of the participant's retirement, any unvested stock option or SAR held by the participant will be terminated and any vested stock option or SAR will remain exercisable until the earlier of (A) the third anniversary of such Participant's Termination of Employment and (B) the expiration of the term of such stock option or SAR. Upon a participant's termination of employment by the company for cause, any stock option or SAR held by the participant, whether vested or unvested, will terminate. In each case, if an incentive stock option is exercised after the expiration of the post-termination exercise period that applies for purposes of Section 422 of the Code, such stock option will be treated as a nonqualified stock option.

     Termination of Employment – Restricted Stock and Restricted Stock Units. Upon a participant's termination of employment by reason of the participant's death or disability, the restrictions (including any performance goals) applicable to an award of restricted stock or restricted stock units will lapse (with any applicable performance goals deemed to be earned in full based on the applicable target level), and the restricted stock and shares subject to a restricted stock unit award will fully vest and become free of all restrictions and transferable (and, in the case of restricted stock units, settled) to the full extent of the original grant. Upon a participant's termination of employment for any reason other than the participant's death or disability during the restricted period or before the applicable performance goals are satisfied, all restricted shares and shares subject to restricted stock units will be forfeited, except that the committee has discretion to waive, in whole or in part, any restrictions (other than, in the case of qualified performance-based awards, satisfaction of the applicable performance goals) with respect to any or all of the participant's restricted shares or restricted stock units.

     Amendment. Our board of directors or the committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the participant with respect to a previously granted award without such participant's consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the company's shareholders (a) to the extent such approval is required (1) by applicable law or the listing standards of the applicable stock exchange as in effect as of the date hereof or (2) under applicable law or the listing standards of the applicable stock exchange as may be required after the date hereof, (b) to the extent such amendment would materially increase the benefits accruing to participants under the Plan, (c) materially increase the number of securities which may be issued under the Plan or (d) materially modify the requirements for participation in the Plan.

Federal Income Tax Consequences

     The following is a summary of certain federal income tax consequences of awards made under the Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

     Non-Qualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction.

     Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.

     SARs. A participant will not recognize taxable income at the time of grant of a SAR, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction.

     Restricted Stock. A participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The company is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. The company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

     Restricted Stock Units. A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

     Performance Units. A participant will not recognize taxable income at the time of grant of performance units, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

     Section 162(m) Limitations. As explained in above, Section 162(m) of the Code generally places a $1 million annual limit on a company's tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception. The Plan is designed so that stock options and SARs qualify for this exemption, and it also permits the committee to grant other awards designed to qualify for this exception. However, the committee reserves the right to grant awards that do not qualify for this exception, and, in some cases, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to the company.

     The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Plan.

New Plan Benefits

     It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Plan if the Plan is adopted or what benefits or amounts would have been received by or allocated to any person or group of persons for the last fiscal year if the Plan had been in effect.

Vote Required

     Approval of the Plan requires the affirmative vote of a majority of the votes cast by shareholders represented and entitled to vote at the 2012 annual meeting of our shareholders.

     The Board of Directors recommends that your vote FOR the approval of the West Coast Bancorp 2012 Omnibus Incentive Plan.

Proposal 3—Ratification of Selection of Independent Registered Public Accountants

     The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2012. Although the selection of independent auditors is not required to be submitted to a vote of the shareholders by the Company's charter documents or applicable law, the Board has decided to ask the shareholders to ratify the selection. If the shareholders do not approve the selection of Deloitte & Touche LLP, the Board will ask the Audit Committee to reconsider its recommendation.

     Provided that a quorum is present, the selection of Deloitte & Touche LLP as the Company's independent auditors will be ratified if the votes cast in favor of the proposal exceed the votes cast against it at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal and broker non-votes will have no effect on the outcome of the rating on this proposal.

     The Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants for 2012.

MATTERS RELATED TO OUR AUDITORS

Auditors for Fiscal Year Ended December 31, 2011

     Deloitte & Touche LLP, our independent registered public accountants, performed audits of our consolidated financial statements for 2011 and our management's assessment that the Company maintained effective internal control over financial reporting as of December 31, 2011. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and available to respond to appropriate questions. The representative will have the opportunity to make a statement at the annual meeting if he or she so desires.

Fees Paid to Independent Registered Public Accountants

     The following table sets forth the aggregate fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), for the years ended December 31, 2011, and December 31, 2010:

	Year Ended December 31, 2011	Year Ended December 31, 2010
Description	Amount Paid	Amount Paid
Audit Fees (1)	$741,000	$821,116
Audit-Related Fees (2)	21,398	19,825
Tax Fees (3)	72,886	183,431
All Other Fees	0	0

(1)

Fees for audit services consist of:

  Audit of the Company's annual financial statements;

  Reviews related to obligations under the Federal Deposit Insurance Corporation Improvement Act;

  Reviews in connection with quarterly reports filed with the SEC; and

  Other SEC-related work such as consents and other services.

(2)	Fees for audit-related services consist of benefit plan audits.

(3)	Fees for tax services consist of tax compliance services, including federal, state, and local tax preparation services and advice, and tax planning.

     The Audit Committee has adopted pre-approval policies and procedures for pre-approving work to be performed by Deloitte & Touche. Under Bancorp's pre-approval policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent auditors. All services performed by Deloitte & Touche during 2011 were pre-approved by the Audit Committee.

     The Audit Committee has pre-approved the use of Deloitte & Touche for certain audit services and specific types of services characterized as audit-related and tax services. These categories include with respect to audit services, attestation services, services associated with SEC registration statements, and consultations with management relating to accounting disclosure of transactions or events. With respect to audit-related and tax services, these categories include due diligence and audit services relating to potential mergers and acquisitions, benefit plan audits, internal control reviews, consultations relating to disclosure treatment of transactions, tax preparation services, and tax planning and advice. For each category of services, the Audit Committee has set dollar limits on the amount of services that may be provided and has required that management or the auditor's report back to the committee from time to time to inform members of services actually provided and costs therefor. The Audit Committee has delegated to the chair of the Audit Committee the authority to consider and pre-approve any management or other request for additional services to be performed by Deloitte & Touche.

Report of Audit Committee

     In discharging its responsibilities, the Audit Committee:

  Reviewed and held discussions with management and Deloitte & Touche relating to the Company's financial statements, internal control, the audit and financial reporting by Bancorp generally;

  Discussed and reviewed with Deloitte & Touche all matters the firm was required to communicate to and discuss with the Audit Committee under applicable standards, including those described in Statement on Auditing Standards No. 61, as amended; and

  Received from Deloitte & Touche the written disclosures and letter required by the Public Company Accounting Oversight Board regarding communication with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence.

     Based on the Audit Committee's review of the audited consolidated financial statements and the various discussions with management and the independent accountants described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

Audit Committee Members

     Mr. Dietzler (Chair), Mr. Ankeny, Ms. Enden and Dr. Wilgenbusch.

OTHER BUSINESS

     The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership Table

     The following table shows beneficial ownership as of February 1, 2012, of Bancorp common stock beneficially owned by our current directors and nominees for director, the executive officers named in the summary compensation table, shareholders known to us to beneficially own more than 5 percent of our common stock, and all executive officers and directors of Bancorp as a group. No officer or director beneficially owns any shares of Series B Preferred Stock. Beneficial ownership includes shares currently owned, shares that a person has a right to vote or transfer, and any shares that a person has a right to acquire within 60 days. To our knowledge, none of the listed shares have been pledged as collateral for loans or other indebtedness. Except as noted below, each holder has sole voting and investment power with respect to listed shares. At February 1, 2012, Bancorp had 19,321,913 shares outstanding.

	Number of Common
	Shares Beneficially		Percent of
Name and Address	Owned (1)(2)(3)(4)		Common (5)
5% or Greater Owners of Voting Securities
MFP Partners, L.P.	1,707,000	(6)	8.83%
25th Floor
667 Madison Avenue
New York, NY 10065
GF Financial, LLC	1,457,000	(7)	7.54%
1271 Avenue of the Americas
New York, NY 10020
Franklin Mutual Advisors, LLC	1,707,000	(8)	8.83%
101 John F. Kennedy Parkway
Short Hills, NJ 07078

	Number of Common
	Shares Beneficially		Percent of
Name	Owned (1)(2)(3)(4)		Common (5)
Officers, Directors, and Nominees for
Director

Common Stock
Lloyd D. Ankeny	38,750		*
David C. Bouc	5,272		*
David A. Dietzler	0		*
Henchy R. Enden	0		*
Anders Giltvedt	34,155		*
Sam Levinson	1,193		*
Xandra McKeown	15,693		*
Steven J. Oliva	49,490		*
John T. Pietrzak	2,420		*
Hadley S. Robbins	14,146		*
Steven N. Spence	12,828	(9)	*
Robert D. Sznewajs	94,806	(10)	*
Dr. Nancy Wilgenbusch	9,854		*
All directors and executive officers as a group (14 persons)	287,510		1.48%

*	Represents less than 1 percent of our outstanding common stock.

(1)	Share amounts include shares subject to stock options currently exercisable or exercisable within 60 days after February 1, 2012, as follows: Lloyd D. Ankeny, 4,690 shares; David C. Bouc, 0 shares; David A. Dietzler, 0 shares; Anders Giltvedt, 12,031 shares; Xandra McKeown, 5,500 shares; Steven J. Oliva, 4,090 shares; Hadley Robbins, 3,811 shares; Steven N. Spence, 2,610 shares; Robert D. Sznewajs, 31,099 shares; Dr. Nancy Wilgenbusch, 4,090 shares, and by all directors and executive officers as a group, 71,983 shares.

(2)	Share amounts include shares held under deferred compensation plans as to which participants have shared voting and dispositive power as follows: Lloyd D. Ankeny, 1,724 shares; Xandra McKeown, 144 shares; Steven J. Oliva, 20,900 shares; Steven N. Spence, 1,375 shares; and Dr. Nancy Wilgenbusch, 2,708 shares.

(3)	Share amounts include restricted shares which, although not fully vested, possess full voting rights, as follows: Lloyd Ankeny, 1,193 shares; Anders Giltvedt, 7,646 shares; David Bouc, 4,534; Sam Levinson, 1,193; Steven Oliva, 1,193 shares; Xandra McKeown, 6,059 shares; John T. Pietrzak, 1,193 shares; Hadley Robbins, 6,059 shares; Steven N. Spence, 1,193 shares; and Robert D. Sznewajs, 21,213 shares; Dr. Nancy Wilgenbusch, 1,193 shares; and by all directors and executive officers as a group, 52,625 shares.

(4)	Share amounts include the following shares held in accounts under Bancorp's 401(k) Plan: Anders Giltvedt, 1 share; Xandra McKeown, 1,420 shares; Robert D. Sznewajs, 1,484 shares; and by all directors and executive officers as a group, 13,537 shares.

(5)	Calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 (the "Exchange Act").

(6)	Based on information contained in the Schedule 13G jointly filed February 4, 2010, by MFP Partners, L.P ("Partners"), MFP Investors LLC, the general partner of Partners ("Investors"), and Michael Price, managing partner of Partners ("Price"). The Schedule 13G indicates Partners, Investors, and Price share voting and dispositive power with respect to the listed shares. Partners also beneficially owns (i) 8,732 shares of Series B Preferred Stock, which is convertible into 87,820 shares of common stock following transfer to third parties in a widely dispersed offering and (ii) a Class C Warrant, which is exercisable to purchase 75,000 shares of Series B Preferred Stock, which are convertible into 750,000 shares of common stock following transfer to third parties in a widely dispersed offering. Since Partners does not have the right to acquire these shares of common stock and will not have voting or dispositive power of such shares of common stock, the underlying shares of common stock are not included in the amount reported.

(7)	Based on information contained in the Schedule 13D jointly filed February 1, 2010, by GF Financial, LLC ("GFF"), Diaco Investments, L.P., 90 percent owner and manager member of GFF ("Diaco"), Signet, L.L.C., general partner of Diaco ("Signet"), and Simon Glick, managing member of Signet. The Schedule 13D indicates that GFF may be deemed to be the beneficial owner of the shares and that GFF, Diaco, Signet and Mr. Glick may be deemed to share voting and dispositive power with respect to the listed shares. GFF also directly owns: (i) 8,782 shares of Series B Preferred Stock, which is convertible into 87,820 shares of common stock following transfer to unaffiliated third parties in a widely dispersed offering and (ii) a Class C Warrant, which is exercisable for 55,000 shares of Series B Preferred Stock that would be convertible into 550,000 shares of common stock following transfer to unaffiliated third parties in a widely dispersed offering. Since GFF does not have the right to acquire these shares of common stock and will have no voting or dispositive power over such common stock, those underlying shares of common stock are not included in the amount reported.

(8)	Based on information contained in the Schedule 13G/A filed February 10, 2012, by Franklin Mutual Advisers LLC ("FMA"). The Schedule 13GA indicates that FMA has sole voting and dispositive power with respect to the listed shares. FMA also has beneficial ownership of: (i) 8,782 shares of Series B Preferred Stock, which are convertible into 439,100 shares of common stock, if such shares of Series B Preferred Stock are transferred to unaffiliated third parties in a widely dispersed offering and (ii) Class C Warrants, which are exercisable for 50,000 shares of Series B Preferred Stock that would be convertible into 500,000 shares of common stock if such shares of Series B Preferred Stock are transferred to unaffiliated third parties in a widely dispersed offering. Since FMA does not have the right to acquire such common stock and will have no voting or investment power over such common stock, those underlying shares are not included in the amount reported.

(9)	Share amounts include 1,054 shares owned by Mr. Spence's spouse. Mr. Spence disclaims any beneficial ownership of these shares.

(10)	Share amounts include 54 shares owned by Mr. Sznewajs' spouse. Mr. Sznewajs disclaims any beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock ("reporting persons") file reports with the SEC with respect to beneficial ownership of Bancorp common stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filing requirements.

     We believe that all executive officers and directors, except for Steven J. Oliva, made all filings required by Section 16(a) on a timely basis during 2011, based solely upon our review of the copies of filings that we received with respect to the year ended December 31, 2011, and written representations from reporting persons. Mr. Oliva acquired shares of the Company's common stock in December 2011 though the Company's deferred compensation plan. In January 2012 the Company learned of this purchase and a Form 4 indicating that the plan acquired 218.999 shares of the Company's stock on behalf of Mr. Oliva, was filed January 10, 2012.

MANAGEMENT

     Information with respect to our executive management team, other than Mr. Sznewajs, appears below. Information relating to Mr. Sznewajs, who is also a director, can be found under "Proposal 1—Election of Directors." Each of the executive officers listed below serves in the position listed at both Bancorp and the Bank.

David C. Bouc, 56

Mr. Bouc joined the Company in July 2010 and has served as Executive Vice President and Secretary since September, 2010 and General Counsel since February, 2011. From 2009 though his employment with the Company he served as a regulatory consultant. Prior to that, he was employed by HSBC Finance Corporation, most recently as Deputy General Counsel, for more than 20 years where his practice focused on corporate and financial institutions matters, and litigation.

James D. Bygland, 50	Mr. Bygland has served as Executive Vice President and Chief Information Officer for more than five years.

Anders Giltvedt, 52	Mr. Giltvedt has served as Executive Vice President and Chief Financial Officer for more than five years.

Kevin McClung, 42	Mr. McClung has served as Controller and Principal Accounting Officer for more than five years and is presently a Senior Vice President.

Xandra McKeown, 53	Ms. McKeown has served as Executive Vice President and Manager of the Commercial Banking Group for more than five years.

Hadley S. Robbins, 54

Mr. Robbins has served as Executive Vice President and Chief Credit Officer since April 2007. Mr. Robbins previously served as a regional business banking manager and in other positions at Wells Fargo & Company, from October 2003 until joining Bancorp.

Cynthia J. Sparacio, 59	Ms. Sparacio has served as Executive Vice President and Director of Human Resources for more than five years.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

     As part of our discussion of executive compensation in this proxy statement, we provide summaries of and derive examples from various plans and agreements, such as employment agreements, change in control agreements, equity incentive plans, and supplemental executive retirement agreements, that are complicated legal documents. For additional information regarding these legal documents, we refer you to the complete documents as they have been incorporated into our Annual Report on Form 10-K for the year ended December 31, 2011. Our annual report has been filed with the SEC and is available on its website at www.sec.gov. The Exhibit Index in our annual report directs you to where each of the exhibits incorporated into our annual report, including all compensatory agreements with our named executive officers, can be found. All of these documents can be obtained on the SEC website. All summaries or examples derived from these documents that are included in this proxy statement are qualified in their entirety by reference to the actual legal documents.

     Company Performance. Our corporate goals in recent years have been to return the Company to profitability on a consistent basis at levels equal to our peers, reduce the level of non-performing loans, maintain a stable net interest margin, increase our levels of capital, control operating expenses consistent with levels of operating income, maintain a high degree of customer satisfaction, and retain and reward our employees.

     During 2011 the Company has returned to a consistent level of profitability by reporting an ROA of 1.37 percent. The Company also continued to significantly reduce the level of non-performing loans, reducing such loans by an additional 29 percent to $71 million at December 31, 2011, or less than 3 percent of total assets. Through a variety of actions, the Company achieved a stable net interest margin in 2011. Significant actions were taken in 2011 to reduce total non-interest expenses including the closure of branches and reductions in personnel. In addition, West Coast Bank was recognized by a national research company as one of the three highest ranked banks in customer satisfaction in the Pacific Northwest.

     Summary of Key Compensation Decisions.

  Chief Executive Officer Compensation: Mr. Sznewajs's salary was increased to $420,000 on January 1, 2011. His base salary was not adjusted on January 1, 2009 or 2010 due to the Company's financial performance. Mr. Sznewajs was awarded a cash bonus equal to $105,000, representing 25 percent of salary or half of his target bonus in 2011. Prior to this, Mr. Sznewajs has not received a bonus since a bonus paid in 2007 for 2006 performance. On February 1, 2012, Mr. Sznewajs salary was increased to $450,000. Mr. Sznewajs did not receive any stock grants in 2011.

  Other Named Executive Officer Compensation: Mr. Giltvedt's, Mr. Robbins' and Ms. McKeown's salaries were increased to $206,000 on January 1, 2011. Mr. Bouc's salary increased to $185,000. Each officer received a cash bonus representing half of their target bonus for 2011 performance. Mr. Giltvedt, Mr. Robbins and Ms. McKeown were also paid cash retention awards that were granted in 2010 and vested based on continued employment. Ms. McKeown and Messrs. Giltvedt, Robbins and Bouc also received restricted stock grants in 2011. On February 1, 2012, all four officers received salary increases bringing salary to $235,000 for Mr. Giltvedt, $216,000 for Ms. McKeown and Mr. Robbins, and $195,000 for Mr. Bouc.

     Say-on-Pay. At the 2011 Annual Meeting of Shareholders 85.72 percent of the votes cast on the advisory vote on executive compensation approved the compensation of the Company's named executive officers. The vote results demonstrate support for our current executive compensation program.

     Further, at the 2011 Annual Meeting the Company presented a proposal on how frequently the Company should hold an advisory vote on the compensation of executive officers. Of the votes cast on this proposal 56.57 percent of the votes were in favor of a three-year frequency. Accordingly, shareholders are not being asked to vote, on an advisory, or non-binding, basis to approve or disapprove the compensation of the named executive officers at the 2012 Annual Meeting of Shareholders.

     Objectives and Basis for Compensation. The objectives of our compensation program for named executive officers are to attract, retain, motivate and reward highly qualified executives. As a general practice, the Compensation Committee targets total compensation of each named executive at the 50th to 65th percentile of the total compensation of executives holding similar positions at similarly situated bank holding companies, as modified upward or downward by the following factors:

  length of time in the position,

  scope of job responsibilities,

  current and long term job performance and potential for advancement,

  competitive market conditions for individuals holding similar positions, and the annual and longer term performance of our company.

Total executive compensation may also be affected by decisions to pay higher levels of compensation in order to attract superior executive talent in critical functions or to provide additional compensation outside of the normal annual review cycle to address retention issues.

     To assist the Compensation Committee in achieving the objectives of our compensation programs for executive officers, the committee has on a periodic basis retained the services of a consultant to conduct surveys and provide reports, updates and related advice to the committee regarding compensation paid to executive officers at similarly situated bank holding companies that hold positions similar to those of our named executive officers. In 2011, the committee retained McLagan, an Aon Hewitt company, (the "Consultant") to provide such services. The Consultant provided the Compensation Committee with a report regarding executive compensation based on information derived from a banking and financial industry compensation survey and a customized survey of a peer group ("the peer group") composed of the bank holding companies listed under the subsection "Bank Holding Company Peer Group" below.

     The Compensation Committee periodically compares the total annual compensation of each named executive to the total annual compensation of executives holding comparable positions at similarly situated bank holding companies. For the purpose of such comparisons, the committee considers base salary, annual bonus, and the value of stock options and restricted stock grants. The committee focuses primarily on total annual compensation rather than the various individual elements of compensation because total annual compensation is generally most important to executives. Further, focusing on total annual compensation allows us more flexibility to provide forms of compensation that are tailored to meet our goals and the particular executive's needs and wishes, either at the time of hire or later in the employment relationship. The Compensation Committee does not focus on supplemental executive retirement plans, life insurance, change in control agreements, and other compensation elements in its comparisons because it does not believe such comparisons are particularly meaningful, it is difficult to assign a value to certain elements, and it is not believed to be industry practice to do so.

     According to information provided by our Consultant, the 2011 total direct compensation of each of our named executive officers is at the following percentile of the peer group: Mr. Sznewajs: 43rd percentile; Mr. Giltvedt: 49th percentile; Ms. McKeown: 44th percentile; Mr. Robbins:

65th percentile. Mr. Bouc's compensation was compared to survey data; his total cash compensation is 13 percent below the market median.

     Based on our review of the compensation arrangements discussed below, and our assessments of individual and corporate performance, we believe our executive compensation levels and the design of our executive compensation programs are effective.

     Goals. The compensation program and its various elements are designed to reward a combination of individual, department and/or corporate performance. How the various elements of the compensation program are designed to reward such performance is explained more fully below.

     Elements of Compensation. The primary elements of our compensation program for named executive officers are base salary, annual bonus, stock options and restricted stock. In addition, although not a normal part of our compensation program, in May 2010, we made certain retention awards to executive officers other than our CEO. We also provide executives certain life insurance, change in control and supplemental retirement benefits, and we offer executive officers an opportunity to participate in non-qualified deferred compensation plans. We have an employment contract with our President & CEO. In addition, named executive officers are eligible to receive other benefits that are generally available to all employees on a non-discriminatory basis, such as participation in and matching contributions under our 401(k) plan, vacations, and medical, dental, life, disability, and long term care insurance.

     Base Salaries. Effective January 1, 2011, base salaries for Messrs. Sznewajs, Giltvedt, Robbins, and Bouc and Ms. McKeown were increased as follows:

Name	2011 Base Salary(1)	% Increase from 2010	Basis for Increase
Robert D. Sznewajs	$420,000	17%

To move his base salary closer to the 50th percentile of the peer group, to reward him for his contribution to the improved performance of the Company, and to off-set, in part, his forfeiture of any future stock awards pursuant to the terms of his Employment Agreement.

Anders Giltvedt	$206,000	3%	To reward him for his contributions to the improved performance of the Company and for progress in achieving his performance goals.
Hadley S. Robbins	$206,000	3%	To reward him for his contributions to the improved performance of the Company and for progress in achieving his performance goals.
Xandra McKeown	$206,000	3%	To reward her for her contributions to the improved performance of the Company and for progress in achieving her performance goals.
David C. Bouc	$185,000	6%	To reward him for his contributions to the improved performance of the Company and for progress in achieving his performance goals.

(1)	The 2011 Base Salary does not include the amount of the retention award that Anders Giltvedt, Hadley S. Robbins and Xandra McKeown received in 2011.

     These base salaries for 2011 represent an increase for the CEO of $60,000 and for other executive officers continuing in office of $6,000 from 2010 levels, was awarded for the reasons described above. For 2011, base salaries were at the following percentiles of the peer group: Mr. Sznewajs 39th percentile, Mr. Giltvedt 23rd percentile, Ms. McKeown 40th percentile, Mr. Robbins 44th percentile, and Mr. Bouc 3 percent below the median of survey data

     Base salaries for the named executive officers for 2012 were again increased due to the Company's continued improved performance in 2011 as described under the subheading "Company Performance" above.

     Annual Bonuses. In light of lower than expected corporate performance, annual bonuses were not paid to Mr. Sznewajs or the other named executive officers for 2010 or 2009. As a result of the Company's dramatic improvement in performance in 2011, annual bonuses were paid to all named executive officers for 2011 achievements.

     Annual bonuses allow named executives to earn additional annual cash compensation if performance goals and certain objective and subjective criteria are satisfied. The bonus paid each named executive officer is a function of the executive's bonus opportunity, the achievement of individual, department and/or corporate performance goals, and the Compensation Committee's discretion.

     The bonus opportunity of each named executive is a percentage of his or her base salary and, except in the case of our CEO, is proposed by the President and CEO and reviewed and approved annually by the Compensation Committee. For example, an executive with a base salary of $200,000 and a bonus opportunity of 50 percent has an opportunity to earn a bonus of $100,000, subject to achievement of individual, department and Company performance goals and to the discretion of the Compensation Committee. The bonus paid may be more or less than the amount of the bonus opportunity. This structure gives the Compensation Committee latitude to weigh factors it considers important when considering executive bonuses, including subjective factors.

     The bonus opportunity and the percentage of that opportunity that is allocated between individual, department and corporate goals for each named executive is as follows:

		Percent of Bonus Opportunity Allocated to Achievement of		2011 Award
	Bonus Opportunity % of Salary	Individual and Department Goals	Corporate Goals	Bonus $	Bonus % of Salary
Robert D. Sznewajs	50% (1)	0%	100%	$105,000	25%
Anders Giltvedt	60%	25%	75%	$61,800	30%
Xandra McKeown	50%	50%	50%	$51,500	25%
Hadley S. Robbins	50%	50%	50%	$51,500	25%
David C. Bouc	50%	50%	50%	$46,250	25%

(1)	Under the employment agreement with Mr. Sznewajs effective on January 1, 2011.

     The individual and department performance goals for each of our named executives were as follows:

Officer	Performance Goal Areas
Robert D. Sznewajs

Leadership relating to the Company's future strategic planning, setting of short and long term goals for profitability, interaction with the Board and regulatory agencies, achieve the annual budget and long term financial plan, and attract and retain an effective management team, including succession planning.

Anders Giltvedt

Financial reporting, corporate risk management, compliance and audit, asset/liability and capital management, corporate projects and quality of reporting to our Board and its Audit Committee and Loan Committee.

Xandra McKeown

Origination and sale of certain commercial, industrial and real estate loans, deposit gathering and related products, cross-sales, reduction in non-performing assets, and customer retention and satisfaction.

Hadley S. Robbins	Credit quality, loan losses, reduction in non-performing assets, enhancing credit administration practices, and quality of reporting to our Board and its Loan Committee.
David C. Bouc	Legal services, risk management and compliance, and general support to the Board.

     In 2011, the Company's achievements included a Return on Assets ("ROA") of 1.37 percent, net income of $33.8 million, improved capital ratios, a $29 million decrease in non-performing assets to 2.9 percent of total assets such that the allowance for credit losses as a percentage of non-performing assets reached 89 percent at December 31, 2011. Net income in 2011 of $33.8 million represented an increase of $30.6 million from 2010, a substantial year over year increase. Total risk-based capital ratio increased to 20.62 percent at the end of 2011, from 18.74 percent from the same period a year ago, and the leverage ratio increased to 14.61 percent at year end 2011, from 13.02 percent for the same period a year ago. The results relating to earnings and capital ratios were very favorable to the Company's peer group as shown in the Bank Holding Company Peer Group table below. As reflected in that table, performance for the Company in 2011 ranked in the 61st percentile with respect to Return on Average Assets, the 65 percent percentile with respect to Return on Tangible Equity and the 69th percentile with respect to the Tangible Equity Ratio.

     As a result the Company's 2011 performance all executive officers were awarded bonus's equal to half of their targeted amounts. This was determined by the Compensation Committee after evaluating the overall performance of the Company relative to peers, individual and corporate performance relative to goals and the need to retain talented executives.

     With respect to Mr. Sznewajs, it should be noted in accordance with his most recent employment agreement, effective January 1, 2011, and discussed under the subheading within this section "Employment Contract with the CEO" below, he is not entitled to any additional equity grants during the term of the Employment Agreement. Accordingly, Mr. Sznewajs received no equity grants in 2011 and will not receive any in 2012 and 2013. As part of the negotiation of the new employment agreement, the Company agreed to certain changes to Mr. Sznewajs SERP agreement, as described under the subheading within this section "Supplemental Executive Retirement Plans" below. The Compensation Committee believes that given Mr. Sznewajs's substantial stock holdings, his interests are closely aligned with those of shareholders and future incentive compensation would generally be awarded as part of his annual performance evaluation rather than through any additional equity grants. Since Mr. Sznewajs will not be receiving any equity grants during the term of his Employment Agreement, there will no dilutive impact on the new shares being requested under the 2012 Omnibus Incentive Plan.

     Restricted Stock and Stock Options. Restricted stock and stock options provide the Compensation Committee with important tools to attract, retain, motivate and reward named executive officers and to further align the interests of management with those of our shareholders. Restricted stock and stock option awards are designed to strengthen the mutuality of interests between Bancorp's shareholders and named executive officers by providing a portion of annual compensation in a form that gives the executive a proprietary interest in pursuing the long-term growth, profitability, and financial success of Bancorp. Stock option grants provide an additional incentive for named executive officers to build shareholder value since recipients only receive value from the grants if the price of our stock appreciates. The Company has only issued restricted stock awards to its executive officers during the past two years.

     In 2011, restricted stock was granted to Mr. Giltvedt, Ms. McKeown, Mr. Robbins and Mr. Bouc that vests 25 percent each year for four years. The vesting period helps retain named executive officers and is generally consistent with industry practice. We chose to grant restricted stock to encourage long-term shareholder value vs. motivation on stock price increases only.

     The number of shares granted to each named executive was determined based on individual performance, the executive's potential, and a formula that takes into account the total number of shares being granted to all employees (as determined by total dollars available for all such grants ), the executive's salary, and a multiplier based on the executive's job grade.

     2010 Retention Awards. In May 2010, in consideration of the challenges confronting the Company, retention awards were granted to retain key employees to reward them for their efforts in raising capital, reducing non-performing assets, controlling operating expenses and retaining customers and employees during 2010. To earn the full award, each employee must stay with the Company through May 1, 2012.

Name	Paid May 1, 2011	Payable May 1, 2012
Anders Giltvedt	$60,000	$60,000
Hadley S. Robbins	$50,000	$50,000
Xandra McKeown	$50,000	$50,000

     Mr. Sznewajs did not receive a retention award in 2010 and Mr. Bouc was not employed by the Company in May 2010.

     Supplemental Executive Retirement Plans. The Compensation Committee approved entry into supplemental executive retirement agreements ("SERPs") with Mr. Sznewajs (restated January 2011), Mr. Giltvedt and Ms. McKeown in 2003, and with Mr. Robbins in 2007. The Company has not entered into a SERP with Mr. Bouc. In connection with the restatement of Mr. Sznewajs's SERP in January 2011, the Company increased the percentage of annual base salary upon which Mr. Sznewajs's SERP benefit is based to 45 percent, effective on January 1, 2011 and as part of the negotiation of his new employment contract. The SERPs were implemented to help retain key executives and remain competitive with others in our peer group.

     The SERPs, as amended in 2005 and again in 2009, tie the benefit provided to a percentage of final base salary. All named executives have elected to receive their SERP benefits in a lump sum payment rather than in a fiscal payment over 15 years, except that Mr. Giltvedt has elected a lump sum only in the event of benefits triggered by death. Each SERP includes non-compete and non-solicitation provisions. For more detailed discussion of the SERPs, see the discussion in this section below under the subheading "Pension Benefits for 2011."

     Life Insurance. In 2003, we purchased bank-owned life insurance for Mr. Sznewajs, Mr. Giltvedt and Ms. McKeown and others to help recover the costs of projected employee benefits, provide key executives with another element of a comprehensive and competitive compensation package, reward those persons for past and future services, and encourage them to continue employment with us. In 2007, we purchased a term life insurance policy for Mr. Robbins. A policy has not been purchased for Mr. Bouc. Life insurance benefits under the policies are $300,000 for Mr. Sznewajs and $200,000 for each of Ms. McKeown and Messrs. Giltvedt and Robbins. Additional life insurance coverage is provided under policies available to all employees.

     Change in Control Agreements. The Compensation Committee approved entry into change in control agreements ("CIC's") for Mr. Sznewajs, Mr. Giltvedt and Ms. McKeown in 2003, Mr. Robbins in 2007 and Mr. Bouc in 2012. The CICs were implemented to help us retain the executives (particularly after a change in control has been proposed) and remain competitive with others in our peer group and in our market.

     Benefits under the CICs are payable to each named executive officer upon the occurrence of events described in the CICs. Those events require both a change in control (as defined in the CIC and, except in limited circumstances, requires the acquisition of more than 30 percent of the Company's outstanding shares of common stock) and a termination of the employment of the named executive officer (i.e., a double trigger). CICs provided by some other companies provide executives with benefits solely upon the occurrence of a change in control (i.e., a single trigger). We believe our approach is more reasonable and reflective of our intent to compensate the executive in the event of a termination of employment.

     For a more detailed discussion of the terms and conditions of the CICs, see the discussion in this section below under the subheading "Potential Payments Upon Termination or Change in Control."

     Deferred Compensation Plan. We maintain an executive officers' deferred compensation plan which permits each named executive officer and others to defer all or part of his or her base salary, annual incentive bonuses, and commissions under the plan on a tax-deferred basis. We do not make contributions to the plan or pay or guarantee earnings to participants.

     An amount equal to participant deferrals is placed in a "rabbi" trust that is subject to the claims of our creditors. Plan participants have a number of investment options, including Bancorp stock. The return on contributions enjoyed by each participant depends on the return on the investments which the participant selects. Participants are fully vested in their plan benefits at all times. For more detailed discussion of the deferred compensation plan, see the discussion below under the subheading "Nonqualified Deferred Compensation for 2011."

     Employment Contract with the CEO. We entered into an employment agreement with Mr. Sznewajs that became effective on January 1, 2011 (the "2011 Employment Agreement") and continues for a three-year term that ends December 31, 2013. This agreement became effective immediately following the end of the term of our previous three-year agreement with Mr. Sznewajs, which expired on December 31, 2010. Both agreements are consistent with the objectives of our compensation program to attract, retain, motivate and reward highly qualified executives. For more detailed discussion of the terms and conditions of the 2011 Employment Agreement, see the tables and related discussion below under the subheading "Potential Payments Upon Termination or Change in Control."

     Under Mr. Sznewajs's employment agreement, which expires December 31, 2013, Mr. Sznewajs is entitled to receive an annual base salary of $420,000, subject to upward adjustment only based on reviews to occur annually and an annual cash bonus opportunity of 50 percent of his annual base salary. Mr. Sznewajs's annual base salary was increased to $450,000 effective as of February 1, 2012. Mr. Sznewajs will not receive any stock option or restricted stock awards during the term of his employment agreement. Mr. Sznewajs is also entitled to participate in all pension, welfare and insurance benefit plans or programs, and such fringe benefits as are available to other senior executives.

     Role of Executive Officers. The base salaries, bonus payments, and restricted shares granted to Mr. Giltvedt, Ms. McKeown, Mr. Robbins, and Mr. Bouc were recommended to the Compensation Committee by our CEO and Executive Vice President of Human Resources and approved by the committee. The recommendations were reviewed with the Compensation Committee chair in advance of deliberations and action by the committee as a whole. Our CEO and Executive Vice President of Human Resources were present during the Compensation Committee's deliberations and approval process. The base salary, bonus payment, and restricted shares granted to Mr. Sznewajs were approved by the Compensation Committee in executive session.

     Compensation Recovery and Forfeiture Policies. We maintain the following provisions regarding the recovery, adjustment and forfeiture of compensation paid or due to named executive officers:

     Forfeiture of Equity Awards. The 2002 Plan provides that, in the event the employment of any holder of an option is terminated for cause, stock options of such holder, whether vested or unvested, will terminate. Termination "for cause" is defined as either conviction for committing a felony or willful and deliberate failure to perform job duties. Restricted stock that has not yet vested will also be forfeited upon any "for cause" termination. These provisions serve to protect our intellectual and human capital and help ensure that our executives act in the best interest of our company and its stockholders.

     Forfeiture and Recoupment Benefits. Each SERP applicable to our named executive officers provides that the executive will forfeit any benefits upon any termination of employment "for cause." An explanation of what constitutes "for cause" may be found in the discussion in this section below under the subheading "Potential Payments Upon Termination or Change in Control." Each agreement also provides that, if the non-competition or non-solicitation provisions of the agreement are violated, any payments made after the date of breach must be repaid and any remaining unpaid benefits will be forfeited.

     Recoupment of Annual Bonuses and Stock Gains. The Sarbanes-Oxley Act of 2002 provides that if a company is required to restate its financials due to material non-compliance with reporting requirements, the chief executive officer and chief financial officer must reimburse the company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public release of later-restated financials, and (2) any profits from the sale of securities during those 12 months.

     Stock Ownership Policy Guidelines. We established the following policy and recommended guidelines regarding minimum ownership of Bancorp stock by our named executive officers:

Position:	Number of Shares:
Chief Executive Officer	18,000
Chief Financial Officer	7,700
Chief Credit Officer	4,500
Business Banking Manager	4,500
General Counsel	4,500

Named executive officers are expected to achieve the indicated share ownership within three to five years of becoming an executive. Shares subject to stock options, whether vested or unvested, are considered owned for purposes of our stock ownership policy. The policy became applicable to the General Counsel in January 2012. During 2011 all named officers were in compliance with the policy.

     Accounting and Tax Treatments. Provisions of the Internal Revenue Code limit the deductibility of compensation in excess of $1 million, unless the compensation is "performance-based compensation" or qualifies under certain other exceptions. The Compensation Committee strives to qualify executive compensation for deductibility to the extent consistent with the best interests of our company, but deductibility is not the sole factor used by the committee in ascertaining appropriate levels or modes of compensation.

     Bank Holding Company Peer Group. The Consultant's 2011 report provided compensation-related information regarding the bank holding companies listed below (the "peer group"). Data is as of or for the period ending September 30, 2011.

								Tangible
					Total			Equity
					Assets	ROAA	ROAE	Ratio
					MRQ	LTM	LTM	LTM
	Company Name	Ticker	City	State	($000)	(%)	(%)	(%)
1	Glacier Bancorp Inc.	GBCI	Kalispell	MT	7,042,689	0.19	1.48	10.63
2	Western Alliance Bancorp	WAL	Phoenix	AZ	6,545,890	0.21	2.17	9.15
3	CVB Financial Corp.	CVBF	Ontario	CA	6,529,907	1.07	10.42	9.87
4	PacWest Bancorp	PACW	Los Angeles	CA	5,493,891	0.53	5.82	8.85
5	Westamerica Bancorp.	WABC	San Rafael	CA	4,966,499	1.81	16.56	8.35
	Columbia Banking System
6	Inc.	COLB	Tacoma	WA	4,755,832	1.04	6.39	13.22
7	Banner Corp.	BANR	Walla Walla	WA	4,291,764	-0.28	-2.38	12.01
8	Nara Bancorp Inc.	NARA	Los Angeles	CA	3,016,127	0.98	7.87	12.64
9	Wilshire Bancorp Inc.	WIBC	Los Angeles	CA	2,680,718	-2.66	-29.97	10.99
10	TriCo Bancshares	TCBK	Chico	CA	2,488,467	0.69	7.38	7.85
11	CoBiz Financial Inc.	COBZ	Denver	CO	2,416,052	-0.03	-0.36	8.12
	First California Financial		Westlake
12	Grp	FCAL	Village	CA	1,804,901	1.25	10.35	8.40
13	Guaranty Bancorp	GBNK	Denver	CO	1,692,368	-0.93	-10.04	9.42
14	Bank of Marin Bancorp	BMRC	Novato	CA	1,362,717	1.24	12.76	9.71
15	Sierra Bancorp	BSRR	Porterville	CA	1,351,242	0.59	4.85	12.10
16	Heritage Commerce Corp	HTBK	San Jose	CA	1,252,700	0.80	5.48	15.55
17	Pacific Continental Corp.	PCBK	Eugene	OR	1,251,571	0.61	4.22	12.92
18	Pacific Mercantile Bancorp	PMBC	Costa Mesa	CA	1,007,435	0.17	2.66	7.76
	Average				3,330,598	0.40	3.09	10.42
	25th Percentile				1,445,130	0.18	1.65	8.52
	50th Percentile				2,584,593	0.60	5.16	9.79
	75th Percentile				4,913,832	1.03	7.75	12.07
	West Coast Bancorp	WCBO	Lake Oswego	OR	2,521,247	0.73	6.38	11.77
	Percent Rank				48%	61%	65%	69%

     The Consultant's 2011 report included information regarding base salary, bonus, value of awarded stock options, value of restricted stock awards, and certain other compensation derived from various sources, including the proxy statements, of members of the peer group. The peer group used in the Consultant's 2011 report was jointly selected by the Compensation Committee, management and the Consultant.

     Risk Review of Compensation Plans. The Compensation Committee completed a review of all incentive plans (defined broadly as cash plans, equity plans, employment agreements and executive benefits plans) in place during fiscal year 2011. The assessment of the incentive plans was performed by key members of the Company's human resources team in coordination with the Consultant, and included a rigorous review of each plan's design and operation. The assessment followed the parameters of the FDIC's Guidance on Sound Incentive Compensation Policies finalized in 2010 that apply to all banking organizations. The findings were reviewed by both senior management and the Compensation Committee.

     The purpose of this review was to determine whether the risks related to the design and operation of these plans, if present, are reasonably likely to have a material adverse effect on the Company. The Company utilized a 27 factor evaluation list provided by the Consultant to evaluate its incentive plans. Major categories included compensation program administration, overall compensation structure, general incentive plan design and payout curves, performance metrics, equity compensation, and termination provisions. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. Mitigating factors which support this conclusion include but are not limited to:

  Oversight of the executive incentive plan and long-term incentive plan by the Compensation Committee;

  Management oversight of key plans and programs, including approving target level payouts, setting financial and operating goals, and approving payouts;

  Vesting and stock ownership requirements which encourage a long-term perspective among participants;

  A preference for performance measures which result in payments only upon achievement of ultimate financial results;

  Centralized administration and oversight of plans and programs.

Executive Compensation Disclosures

Summary Compensation Table. The following table summarizes the various elements of compensation paid to or earned by our chief executive officer, chief financial officer and other three most highly compensated executive officers during 2009, 2010, and 2011.

							Change in
							Pension Value
						Non-Equity	and
						Incentive	Nonqualified
						Plan	Deferred
Name and				Stock	Option	Compen-	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards (2)	sation	Earnings (3)	Compensation (4)	Total
Position	Year	($)	($)	(1) ($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert D.
Sznewajs,	2011	$420,000	$105,000	$ 0	$0	$0	$355,614	$ 4,200	$884,814
President and	2010	360,000	0	503,999	0	0	6,892	0	870,891
Chief	2009	360,000	0	0	19,572	0	27,148	825	407,545
Executive
Officer
Anders
Giltvedt,	2011	$206,000	$121,800	$ 20,594	$0	$0	$43,248	$ 2,060	$393,702
EVP/Chief	2010	200,000	0	132,216	0	0	40,736	0	372,952
Financial	2009	200,000	0	0	5,326	0	39,812	320	245,458
Officer
Xandra
McKeown,	2011	$206,000	$101,500	$ 20,594	$0	$0	$46,959	$ 2,060	$377,113
EVP/Business	2010	200,000	0		0	0	44,230	0	344,230
Banking	2009	200,000		100,000	4,509	0	43,321	217	248,047
				0
Hadley S.
Robbins,	2011	$206,000	$101,500	$ 20,594	$0	$0	$57,945	$ 2,060	$388,099
EVP/Chief	2010	200,000	0		0	0	54,578	0	354,578
Credit Officer	2009	200,000	0	100,000	4,509	0	53,229	203	257,941
				0
David C.
Bouc,	2011	$185,000	$46,250	$ 18,497	$0	$0	$0	$ 1,850	$251,597
EVP/General	2010	79,622	0	61,999	0	0	0	15,000	156,621
Counsel

(1)	The dollar amounts in column (e) reflect the grant date fair value using the closing price of the stock on the grant date. Additional details regarding restricted stock awards under the 2002 Plan are described in the tables below under the headings "Grants of Plan-Based Awards for 2011" and "Outstanding Equity Awards at Fiscal Year-End 2011."

(2)	The dollar amounts in column (f) reflect grant date fair value estimated on the grant date using the Black- Sholes option pricing model in accordance with FASB ASC Topic 718. Additional details regarding stock options granted under the 2002 Plan are described in the tables below under the headings "Grants of Plan- Based Awards for 2010" and "Outstanding Equity Awards at Fiscal Year-End 2011."

(3)	The dollar amounts in column (h) reflect increases in the actuarial present value of each executive's SERP using assumptions consistent with those used in our financial statements, as discussed in the table and related discussion under the subheading "Pension Benefits for 2011" below.

(4)	The dollar amounts in column (i) reflect 401(k) Plan matching contributions, dividends on restricted stock paid in 2009, and, with respect to Mr. Bouc, a sign-on bonus in 2010. Mr. Bouc's employment commenced on July 19, 2010. No matching contributions were made with respect to 2009 and 2010 under the 401(k) Plan. A 1 percent of base salary nonelective employer contribution was made with respect to 2011 under the 401(k) Plan.

Grants of Plan-Based Awards for 2011. The following table sets forth certain information concerning individual grants of equity and non-equity awards to the named executive officers during the year ended December 31, 2011. No previously issued stock options were repriced or otherwise modified in 2011.

		Estimated Future Payouts			Estimated Future Payouts			All Other
		Under Non-Equity			Under Equity Incentive Plan			Stock	All Other
		Incentive Plan Awards			Awards			Awards:	Option
								Number of	Awards:	Exercise or	Grant Date
								Shares of	Number of	Base Price	Fair Value
		Thresh-		Maxi-	Thresh-		Maxi-	Stock or	Securities	of Option	of Stock
	Grant	old	Target	mum	old		mum	Units (1)	Underlying	Awards	and Option
Name	Date	($)	($)	($)	(#)	Target (#)	(#)	(#)	Options (#)	($/Share)	Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert D.
Sznewajs		--	--	--	--	--	--	0	0	$0	$0

Anders
Giltvedt	5/28/2011	--	--	--	--	--	--	1,228	0	$0	$20,594

Xandra
McKeown	5/28/2011	--	--	--	--	--	--	1,228	0	$0	$20,594

Hadley S.
Robbins	5/28/2011	--	--	--	--	--	--	1,228	0	$0	$20,594

David C.
Bouc	5/28/2011	--	--	--	--	--	--	1,103	0	$0	$18,497

(1)	Reflects restricted stock grants in 2011 under the 2002 Plan. Shares vest 25 percent per year over a four-year vesting schedule and vest immediately in the event of retirement, death, disability, or termination of employment within 24 months of a change in control affecting our company. Shares held by employees terminated for cause terminate immediately.

(2)	Reflects a grant date price of $16.77.

Outstanding Equity Awards at Fiscal Year-End 2011. The following table sets forth certain information concerning outstanding equity awards held by named executive officers at December 31, 2011.

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive
			Incentive					Awards:	Plan Awards:
			Plan					Number of	Market or
			Awards:					Unearned	Payout Value
	Number of	Number of	Number of			Number of	Market Value	Shares,	of Unearned
	Securities	Securities	Securities			Shares or	of Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options (1)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested (2)	Vested (3)	Vested	Vested (3)
Name	Exercisable	Unexercisable	(#)	($)	Date (1)	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	8,848			$ 73.35	5/21/2012	21,213	$330,923	0	$0
	1,015			81.20	4/22/2013
	5,819			103.20	4/26/2015
Robert D.	4,229			137.50	4/25/2016
Sznewajs	6,929	1,731		63.75	4/22/2018
	5,990			11.55	4/28/2019
	2,720			$ 73.35	5/21/2012	7,646	$119,278	0	$0
	2,019			81.20	4/22/2013
Anders	1,759			103.20	4/20/2014
Giltvedt	1,800			103.20	4/26/2015
	700			137.50	4/25/2016
	1,403	467		63.75	4/22/2018
	1,630			11.55	4/28/2019
	900			$ 81.20	4/22/2013	6,059	$94,520	0	$0
	890			103.20	4/20/2014
	999			103.20	4/26/2015
Xandra	580			137.50	4/25/2016
McKeown	751	249		63.75	4/22/2018
	1,380			11.55	4/28/2019
	1,680			$159.60	3/27/2017	6,059	$94,520	0	$0
Hadley S.	751	249		63.75	4/22/2018
Robbins	1,380			11.55	4/28/2019
David C.	0	0		$0		4,534	$70,730	0	$0
Bouc

(1)	All stock options expire 10 years after the grant date. Options granted in 2008 vest and become exercisable in equal installments annually over a four-year period.

(2)	Unvested awards of restricted stock vest as follows:

Year of Vesting
	2012	2013	2014	2015
Mr. Sznewajs	10,907	10,306	0	0
Mr. Giltvedt	2,670	2,335	2,334	307
Ms. McKeown	2,071	1,841	1,840	307
Mr. Robbins	2,071	1,841	1,840	307
Mr. Bouc	1,420	1,420	1,419	275

(3)	Based on the $15.60 closing price per share of our stock on December 31, 2011.

Option Exercises and Stock Vesting for 2011. The following table sets forth certain information concerning exercises of stock options and vesting of restricted stock by the named executive officers during the year ended December 31, 2011.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares
	Acquired	on Exercise	Acquired	Value Realized
	on Exercise	($)	on Vesting	on Vesting (1)
Name	(#)		(#)	($)
(a)	(b)	(c)	(d)	(e)
Robert D. Sznewajs	--	$ --	11,579	$207,334
Anders Giltvedt	--	$ --	2,543	$45,441
Xandra McKeown	--	$ --	1,886	$33,713
Hadley S. Robbins	--	$ --	1,970	$35,139
David C. Bouc	--	$ --	1,144	$17,824

(1)	Based on the closing price per share of our stock on the date of vesting.

Pension Benefits for 2011. The following table sets forth certain information concerning Bancorp's supplemental executive retirement agreements ("SERPs") with named executive officers as of December 31, 2011.

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit (2)	Last Fiscal Year
Name	Plan Name	(1) (#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Robert D. Sznewajs	SERP for	10	$1,637,570	$0
	Robert Sznewajs
Anders Giltvedt	SERP for	10	$290,387	$0
	Anders Giltvedt
Xandra McKeown	SERP for	10	$328,384	$0
	Xandra McKeown
Hadley S. Robbins	SERP for	4	$255,560	$0
	Hadley Robbins

(1)	Mr. Sznewajs and Giltvedt and Ms. MccKeown are fully vested with respect to voluntary termination benefits under their SERPs.

(2)	SERPs are individual contracts with each of our named executive officers that originally provided for specified benefit payments over a fixed 15-year term. The valuation method used to determine the present value of accumulated benefit in column (d) above and the increase in the present value of the benefit disclosed in column (h) of the Summary Compensation Table is consistent with Accounting Principles Board Opinion No. 12, as amended, and based on the actual terms of each SERP and a discount rate of six percent as specified in the SERPs. The same methods and assumptions were used to derive amounts included in our financial statements.

     We entered into a SERP with Mr. Robbins in April 2007. We entered into SERPs with each of the other listed named executive officers other than Mr. Bouc in August 2003, which SERPs were amended effective July 1, 2005. Mr. Bouc does not have a SERP with the Company. All SERPs were amended in 2009 to comply with section 409A of the Internal Revenue Code and to give each named executive officer a one-time opportunity, to be exercised on or before December 31, 2008, to elect to receive some or all SERP payments in a lump sum payment upon reaching retirement or normal retirement age, as the case may be. Mr. Giltvedt elected to receive a lump sum payment in the event of his death prior to normal retirement age. The other executive officers each elected to receive lump sum payments in all payment circumstances. Mr. Sznewajs's SERP was restated effective January 2011. Each SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for the participant. Each SERP is further intended to assist in assuring each participant's continued service to our company.

     Benefit amounts payable under each SERP vary based on whether (1) a participant retired at normal retirement age or terminated employment in connection with a termination event under his or her change in control agreement, or (2) terminated employment due to early voluntary termination, early involuntary termination, or disability.

     All SERP benefits are equal to, or the lump sum payment is calculated based on the value of, a 15-year stream of monthly payments equal to 35 percent of the participant's final base salary, except that, in the event a participant terminates employment in connection with a termination event under his or her change in control agreement, monthly payments or lump sum amounts are based on 35 percent of base salary as of the participant's normal retirement date. Effective January 1, 2011, Mr. Sznewajs' benefit was increased to 45 percent of his annual base salary as part of the negotiation of his new employment agreement. In the event a participant terminates employment as a result of an early voluntary termination, early involuntary termination, or disability, his or her monthly payments or lump sum amounts will be based on annual benefit levels determined in accordance with a formula set forth in each participant's SERP that results in benefit amounts that increase over the participant's period of continued service, but not above the normal retirement benefit. No benefits are payable if a participant is terminated for cause (as defined in each participant's change in control agreement).

     Each SERP also includes non-competition and non-solicitation provisions that provide for a loss of future benefits and forfeiture of benefits received after a breach but before discovery if an executive competes with us in the states of Oregon or Washington or solicits our customers or employees (i) in the case of Mr. Sznewajs, within 36 months of any termination which triggers change in control benefits or 24 months of any other termination; and (ii) in the case of other named executives, within 24 months of any termination which triggers change in control benefits or 12 months of any other termination.

     Retirement, change in control, involuntary termination, and disability benefits of each participant are fully vested immediately. Voluntary termination benefits are presently vested as follows: Mr. Sznewajs, 100 percent; Mr. Giltvedt, 100 percent; Ms. McKeown, 100 percent; and Mr. Robbins, 40 percent. Mr. Robbins' voluntary termination benefits will continue to vest at a rate of 10 percent for each additional year of completed service. Each SERP may be amended only by mutual agreement, except that we may amend or terminate each SERP if laws or regulations change in a way that would result in benefits being taxable to the executive before receipt or in material financial penalties or other materially detrimental ramifications to our company, provided in any case vested benefits would be preserved.

Nonqualified Deferred Compensation for 2011. The following table sets forth certain information regarding the accounts of named executive officers under Bancorp's executives' deferred compensation plan.

	Executive	Bancorp	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in Last	Withdrawals/	Balance
	in Last FY	Last FY	FY (1)	Distributions	at Last FYE (2)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert D.	$0	$0	$0	$0	$0
Sznewajs
Anders	$0	$0	$1,709	$0	$185,548
Giltvedt
Xandra	$0	$0	$5	$0	$12,148
McKeown
Hadley S.	$0	$0	$0	$0	$0
Robbins
David C. Bouc	$0	$0	$0	$0	$0

(1)	No earnings in the current year are reported as compensation in the year's Summary Compensation Table.

(2)	Named executive officers have deferred amounts reported as compensation in previous years' Summary Compensation Table into the executive's deferred compensation plan as follows: Mr. Giltvedt - $136,064 and Ms. McKeown - $10,783.

     Our executive officers' deferred compensation plan permits each named executive officer (and other senior executives) to defer all or part of his or her base salary, annual incentive bonuses, and commissions on a tax-deferred basis. We have not and do not make contributions to the plan or pay preferential earnings or guaranty interest to participants in the plan.

     Under the plan, an amount equal to deferrals under the plan is placed in a "rabbi" trust that is subject to the claims of our creditors. Participants have a number of investment options upon which to base earnings on deferred amounts, including our stock. The return on contributions enjoyed by each participant depends on the return on the investments that the participant selects.

     The following table shows currently available investment choices and annualized returns earned by those choices in 2011:

Performance
Plan Investment Choice	(annual return for 2011)
American Century Strategic Allocation: Conservative	3.2%
American Century Strategic Allocation: Moderate	0.4%
American Funds EuroPacific Growth Fund	-13.6%
American Funds Growth Fund of America	-4.9%
Baron Growth Fund	1.2%
Dodge & Cox Balanced Fund	-1.7%
Federated Government Obligations Fund	0.0%
Federated High-Income Bond Fund, Inc. A	4.7%
Federated Total Return Bond Instl	6.3%
Manager's AMG Systematic Value Fund	-7.9%
Munder Veracity Small Cap Value Y	-2.6%
West Coast Bancorp Stock	10.6%

     Contributions and earnings may be withdrawn following termination of employment or upon the occurrence of a financial hardship approved by the plan administrator.

Equity Compensation Plan Information

     The following table summarizes information regarding shares of Bancorp stock that may be issued upon exercise of options, warrants and rights under Bancorp's existing equity compensation plans and arrangements as of December 31, 2011. All of our plans or arrangements under which equity compensation may be awarded have been approved by shareholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

			C. Number of securities
	A. Number of	B. Weighted-	remaining available for
	securities to be issued	average exercise	future issuance under equity
	upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants,	(excluding securities
Plan Category	warrants, and rights	and rights	reflected in column A)
Equity
compensation plans	257,080	$70.12	67,550
approved by
shareholders (1)
Equity
compensation plans	0	N/A	0
not approved by
shareholders
Total	257,080	$70.12	67,550

(1)	Future grants may be made only under the 2002 Plan. The number of shares shown in column C as available for future issuance includes 67,550 shares available for restricted stock grants.

Potential Payments Upon Termination or Change in Control

     The following five tables set forth certain information concerning payments and other benefits that would have been payable to our named executive officers in the event of a termination of employment on December 31, 2011, under various circumstances described in the tables. The tables assume no changes in benefits or vesting are made by our Board. None of our officers other than Mr. Sznewajs is entitled to severance payments solely as a result of a termination of employment. Mr. Sznewajs may be entitled to severance under the terms of his employment agreement. All of our named executive officers have entered into a change in control agreement (a "CIC agreement") with us that provides severance benefits if his or her employment is terminated by us without cause or by the executive for good reason (which includes changes in job responsibilities) within a certain period after a change in control of our company (referred to as a "CIC" in the following tables). We have not entered into any agreements or plans that provide benefits to our named executive officers solely as a result of a change in control. Except as noted in the footnotes to the tables, all amounts are payable by Bancorp.

Robert D. Sznewajs, President and Chief Executive Officer

				Involuntary Terminations
	Voluntary Terminations			(Other Than Death and Disability)			Death	Disability
	For Good
	Reason	For Good	Any Other	Without	Without	Any Other
	Without	Reason With	Voluntary	Cause and	Cause and	Involuntary
	CIC	CIC	Termination	Without CIC	With CIC	Terminations
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$1,054,200	$1,417,000	$ 0	$1,054,200	$1,417,000	$0	$ 0	$ 0
Restricted
Stock
Vesting (2)	330,930	330,930	330,930	330,930	330,930	0	330,930	330,930
Stock Option
Vesting	0	0	0	0	0	0	0	0
SERP
Benefits (3)	0	237,430	0	0	237,430	0	243,432	0
Health
Benefits (4)	13,408	20,112	0	13,408	20,112	0	0	0
Life
Insurance
Proceeds (5)	0	0	0	0	0	0	300,000	0
Outplacement
(6)	0	10,000	0	0	10,000	0	0	0
Tax Gross-
up (7)	0	0	0	0	0	0	0	0
Total	$1,398,538	$2,028,572	$330,930	$1,398,538	$2,028,572	$0	$874,362	$330,930

(1)

Dollar amounts in columns (a) and (d) are comprised of amounts that would be due to Mr. Sznewajs under his Employment Agreement as in effect on December 31, 2011, under which, in the event he terminates his employment with us for "good reason" or we terminate his employment without "cause," each as described in his employment agreement and summarized in the discussion that follows these tables, he is entitled to receive a lump sum payment equal to the sum of:

  The product of his base salary in effect on the date of termination multiplied by the number of days from the date of termination through December 31, 2013, divided by 365;

  Annualized bonus earned through the date termination occurs (in this case $105,000 for 2011);

  The product of the average of the bonus paid for the year before the year in which termination occurs and the annualized bonus multiplied by the number of days from January 1 of the year following the year in which termination occurred, through December 31, 2013, divided by 365; and

  His deemed matching and profit sharing contributions under our 401(k) plan.

All payments must be made within six months of termination. Mr. Sznewajs has no obligation to mitigate or offset amounts we pay him if he takes another position following termination.

Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Sznewajs under his CIC agreement, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within three years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

  Three times his adjusted salary and average bonus; and

  Three times his deemed matching contribution under our 401(k) plan.

Cash payments due under Mr. Sznewajs's CIC agreement must be paid the first day of the seventh month following the date of a termination event, unless applicable regulations permit earlier payments, in which case payment must be made within 30 days of the date of termination.

(2)	All dollar amounts represent the value of the vesting in full of shares of restricted stock that were not vested as of December 31, 2011, calculated by multiplying the number of shares that would vest by the closing price of our stock on December 31, 2011, $15.60 per share (the "Year-End Price"). Mr. Sznewajs is entitled to vesting of all restricted stock and options with respect to various termination events described in the column headings as follows: (i) columns (a) and (d), under the terms of his employment agreement, (ii) columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan, (iii) columns (c) and (f), under the terms of the 2002 Plan and related award agreements that provide for full vesting upon retirement, unless terminated for cause, and (iv) columns (g) and (h), under the terms of both the 2002 Plan and his employment agreement.

(3)	Mr. Sznewajs is fully vested in his SERP benefits; accordingly, he receives no incremental benefits under his SERP upon the occurrence of any of the described events, other than death or disability.

(4)	Dollar amounts in columns (a) and (d) represent total COBRA payments for 12 months that we would be obligated to pay under Mr. Sznewajs's employment agreement, provided that our obligation to make these payments terminates if he qualifies for group health coverage from a subsequent employer. Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that we would be obligated to pay under Mr. Sznewajs's CIC agreement, except that our obligation to make these payments will not exceed the maximum period for which COBRA coverage is provided by law.

(5)	The dollar amount in column (h) represents amounts that would be due to Mr. Sznewajs's heirs under our bank-owned life insurance program ($300,000) that provides a benefit to certain executives.

(6)	Represents amounts available for outplacement services under his CIC agreement.

(7)	If severance benefits due to Mr. Sznewajs under his CIC agreement subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Internal Revenue Code (the "Code"), he is entitled to be reimbursed for taxes on an after-tax basis. Mr. Sznewajs's severance benefits as of December 31, 2011, would not trigger an excise tax under the Code, so no gross-up payment is shown in this illustration.

Anders Giltvedt, Executive Vice President and Chief Financial Officer

				Involuntary Terminations
	Voluntary Terminations			(Other Than Death and Disability)			Death	Disability
				Without
				Cause
	For Good	For Good	Any Other	and		Any Other
	Reason Without	Reason With	Voluntary	Without	Without Cause	Involuntary
	CIC	CIC	Termination	CIC	and With CIC	Terminations
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$ 0	$537,920	$ 0	$ 0	$537, 920	$ 0	$ 0	$ 0
Restricted
Stock
Vesting (2)	0	119,286	0	0	119,286	0	119,286	119,286
Stock Option
Vesting	0	0	0	0	0	0	0	0
SERP
Benefits (3)	0	114,802	0	0	114,802	0	550,302	0
Health
Benefits (4)	0	27,757	0	0	27,757	0	0	0
Life
Insurance
Proceeds (5)	0	0	0	0	0	0	200,000	0
Outplacement
(6)	0	5,000	0	0	5,000	0	0	0
Tax Gross-
up (Est.) (7)	0	0	0	0	0	0	0	0
Total	$ 0	$804,765	$ 0	$ 0	$804,765	$ 0	$869,588	$119,286

(1)

Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Giltvedt under his CIC agreement, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

  Two times his adjusted salary and average bonus; and

  Two times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Giltvedt's severance payment under his CIC agreement, we have used the average of bonuses paid to him in 2010 and 2011 for services to our company in 2009 and 2010. Cash payments due under Mr. Giltvedt's CIC agreement must be paid within 30 days of the date of a termination event.

(2)	All dollar amounts represent the value of the vesting in full of restricted stock that was not vested as of December 31, 2011, calculated by multiplying the number of shares that would vest by the Year-End Price. Mr. Giltvedt is entitled to vesting of all restricted stock and options, (i) with respect to termination events described in columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the incremental value of benefits that would become due to Mr. Giltvedt under his SERP upon certain termination events described in the table.

(4)	Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Mr. Giltvedt under his CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)	The dollar amount in column (h) represents amounts due to Mr. Giltvedt's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives.

(6)	Represents the amount available to cover outplacement services under his CIC agreement.

(7)	If severance benefits due to Mr. Giltvedt under his CIC agreement subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, he is also entitled to be reimbursed for taxes on an after-tax basis. Mr. Giltvedt's severance benefits as of December 31, 2011, would not trigger an excise tax under the Code, so no gross-up payment is shown in this illustration.

Xandra McKeown, Executive Vice President of Commercial Banking.

				Involuntary Terminations
	Voluntary Terminations			(Other Than Death and Disability)			Death	Disability
				Without
				Cause
	For Good	For Good	Any Other	and	Without	Any Other
	Reason Without	Reason With	Voluntary	Without	Cause and	Involuntary
	CIC	CIC	Termination	CIC	With CIC	Terminations
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$ 0	$ 517,620	$ 0	$ 0	$ 517,620	$ 0	$ 0	$ 0
Restricted
Stock
Vesting (2)	0	94,524	0	0	94,524	0	94,524	94,524
Stock Option
Vesting	0	0	0	0	0	0	0	0
SERP
Benefits (3)	0	94,315	0	0	94,315	0	536,473	0
Health
Benefits (4)	0	9,772	0	0	9,772	0	0	0
Life
Insurance
Proceeds (5)	0	0	0	0	0	0	200,000	0
Outplacement
(6)	0	5,000	0	0	5,000	0	0	0
Tax Gross-
up (7)	0	0	0	0	0	0	0	0
Total	$ 0	$721,231	$ 0	$ 0	$721,231	$ 0	$830,997	$94,520

(1)

Dollar amounts in columns (b) and (e) represent amounts that would be due to Ms. McKeown under her CIC agreement with us, under which, if she terminates her employment with no for "good reason," or if we or our successor terminate her employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), she is entitled to a lump sum payment equal to the sum of:

  Two times her adjusted salary and average bonus; and

  Two times her deemed matching contribution under our 401(k) plan.

For purposes of calculating Ms. McKeown's severance payment under her CIC agreement, we have used the average of bonuses paid to her in 2010 and 2011 for services to our company in 2009 and 2010. Cash payments due under Ms. McKeown's CIC agreement must be paid within 30 days of a termination event.

(2)	All dollar amounts represent the value of the vesting in full of restricted stock and stock options that were not vested as of December 31, 2011, calculated by multiplying the number of shares that would vest by the Year-End Price. Ms. McKeown is entitled to vesting of all restricted stock and options, (i) with respect to termination events described in columns (b) and (e), under the terms of her CIC agreement and the 2002 Plan and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the incremental value of benefits that would become due to Ms. McKeown under her SERP upon certain termination events described in the table.

(4)	Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Ms. McKeown under her CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)	The dollar amount in column (h) represents amounts due to Ms. McKeown's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives.

(6)	Represents the amount available to cover outplacement services under her CIC agreement.

(7)	If severance benefits due to Ms. McKeown under her CIC agreement subject her to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, she is also entitled to be reimbursed for taxes on an after-tax basis. Ms. McKeown's severance benefits as of December 31, 2011, would not trigger an excise tax under the Code, so no gross-up payment is shown in this illustration.

Hadley S. Robbins, Executive Vice President and Chief Credit Officer

				Involuntary Terminations
	Voluntary Terminations			(Other Than Death and Disability)			Death	Disability
				Without
				Cause
		For Good	Any Other	and	Without	Any other
	For Good Reason	Reason	Voluntary	Without	Cause and	Involuntary
	Without CIC	With CIC	Termination	CIC	With CIC	Terminations
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$ 0	$ 517,620	$ 0	$ 0	$ 517,620	$ 0	$ 0	$ 0
Restricted
Stock
Vesting (2)	0	94,524	0	0	94,524	0	94,524	94,524
Stock Option
Vesting	0	0	0	0	0	0	0	0
SERP
Benefits (3)	0	408,133	0	0	408,133	0	804,786	193,303
Health
Benefits (4)	0	1,056	0	0	1,056	0	0	0
Life
Insurance
Proceeds (5)	0	0	0	0	0	0	200,000	0
Outplacement
(6)	0	5,000	0	0	5,000	0	0	0
Tax Gross-
up (Est.) (7)	0	432,310	0	0	432,310	0	0	0
Total	$ 0	$1,458,643	$ 0	$ 0	$1,458,643	$ 0	$1,099,311	$287,827

(1)

Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Robbins under his CIC agreement with us, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

  Two times his adjusted salary and average bonus; and

  Two times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Robbins's severance payment under his CIC agreement, we have used the bonuses paid to him in 2010 and 2011 for services to our company in 2009 and 2010. Cash payments due under Mr. Robbins's CIC agreement must be paid within 30 days of a termination event.

(2)	All dollar amounts represent the value of the vesting in full of restricted stock that were not vested as of December 31, 2011, calculated by multiplying the number of shares that would vest by the Year-End Price. Mr. Robbins is entitled to vesting of all restricted stock and options, (i) with respect to termination events described in columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan, and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the incremental value of benefits that would become due to Mr. Robbins under his SERP upon certain termination events described in the table.

(4)	Dollar amounts in columns (b) and (e) represent total COBRA payments for 18 months that would be due to Mr. Robbins under his CIC agreement, except that our obligation to make these payments will end at the maximum period for which COBRA coverage is provided by law.

(5)	The dollar amount in column (h) represents amounts due to Mr. Robbins's heirs under our bank-owned life insurance program ($200,000) that provides a benefit to certain executives.

(6)	Represents the amount available to cover outplacement services under his CIC agreement.

(7)	If severance benefits due to Mr. Robbins subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, he is also entitled to be reimbursed for taxes on an after-tax basis. Amount shown represents the estimated gross-up payment that would be due to Mr. Robbins under the terms of his CIC agreement to cover excise taxes arising out of severance benefits shown in the table.

David C. Bouc, Executive Vice President and General Counsel

				Involuntary Terminations
	Voluntary Terminations			(Other Than Death and Disability)			Death	Disability
				Without	Without
				Cause	Cause
		For Good	Any Other	and	and	Any Other
	For Good Reason	Reason	Voluntary	Without	With	Involuntary
	Without CIC	With CIC	Termination	CIC	CIC	Terminations
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Cash
Severance (1)	$ 0	$419,950	$ 0	$ 0	$419,950	$ 0	$ 0	$ 0
Restricted
Stock
Vesting (2)	0	70,734	0	0	70,734	0	70,734	70,734
Stock Option
Vesting	0	0	0	0	0	0	0	0
SERP
Benefits	0	0	0	0	0	0	0	0
Health
Benefits	0	0	0	0	0	0	0	0
Life
Insurance
Proceeds	0	0	0	0	0	0	0	0
Outplacement
(3)	0	5,000	0	0	5,000	0	0	0
Tax Gross-
up (4)	0	0	0	0	0	0	0	0
Total	$ 0	$495,684	$ 0	$ 0	$495,684	$ 0	$70,734	$70,734

(1)

Dollar amounts in columns (b) and (e) represent amounts that would be due to Mr. Bouc under his CIC agreement with us, under which, if he terminates his employment for "good reason," or if we or our successor terminate his employment other than for "cause," "disability," or death within two years of a change in control (or prior to a change of control but on or after the date a transaction is announced or should have been announced under applicable law), he is entitled to a lump sum payment equal to the sum of:

  Two times his adjusted salary and average bonus; and

  Two times his deemed matching contribution under our 401(k) plan.

For purposes of calculating Mr. Bouc's severance payment under his CIC agreement, we have used the average of bonuses paid to him in 2010 and 2011 for services to our company in 2009 and 2010. Cash payments due under Mr. Bouc's CIC agreement must be paid within 30 days of a termination event.

(2)	All dollar amounts represent the value of the vesting in full of restricted stock that were not vested as of December 31, 2011, calculated by multiplying the number of shares that would vest by the Year-End Price. Mr. Bouc is entitled to vesting of all restricted stock and options, (i) with respect to termination events described in columns (b) and (e), under the terms of his CIC agreement and the 2002 Plan and (ii) with respect to termination events described in columns (g) and (h), under the terms of the 2002 Plan.

(3)	Represents the amount available to cover outplacement services under his CIC agreement.

(4)	If severance benefits due to Mr. Bouc subject him to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, he is also entitled to be reimbursed for taxes on an after-tax basis. Mr. Bouc's severance benefits as of December 31, 2011, would not trigger an excise tax under the Code, so no gross-up payment is shown in this illustration.

     The discussion below should be read in conjunction with the preceding tables illustrating payments that would be paid to our named executive officers in the event of a hypothetical termination on December 31, 2011. Significant provisions of our agreements with our named executive officers are discussed below, including definitions relating to employment termination that determine whether our executives will be entitled to severance benefits. Because our CIC agreements with our named executive officers require termination of employment in addition to a change in control, no executive will be entitled to severance payments due to a change in control alone.

     Agreement Terms Affecting Payments Due Upon A Termination of Employment Following a Change in Control. We have entered into CIC agreements with each of our named executive officers effective as of January 1, 2004, as amended, except in the cases of Messrs. Robbins and Bouc whose agreements were entered into effective March 5, 2007 and February 24, 2012, respectively. Each CIC agreement has a one-year term but provides for automatic extension for an additional year on each anniversary of the agreement, unless on or prior to September 30 of each year either we or the executive gives written notice terminating the agreement. If a "change in control" occurs, each agreement provides for an automatic extension of its term—to three years for Mr. Sznewajs and two years for each other executive.

     Each of our executive officers is entitled to severance benefits if he or she terminates his or her employment for "good reason," or if we terminate his or her employment other than for "cause," "disability," or death within a given period following a change in control – three years for Mr. Sznewajs and two years for all other executives. Severance benefits will also be payable if an executive is terminated other than for cause, disability or death prior to a change of control and such termination occurs on or after the date a transaction is announced or should have been announced under applicable securities or other laws. "Good reason" and "cause" in each CIC agreement are defined in substantially the same manner in which those terms are defined in Mr. Sznewajs's employment agreement, as described under the subheading "Agreement Terms Affecting Payments Due to Mr. Sznewajs Following Employment Termination" below.

     A "change in control" will be deemed to occur if:

  a person acquires 30 percent or more of our outstanding common stock, other than from us or in certain exempt transactions;

  directors in office at the time of each CIC agreement, including individuals elected as directors thereafter based on a nomination by our Board, cease for any reason to constitute a majority of the Board;

  we complete a merger, reorganization, or consolidation or sale of all or substantially all of our assets, unless (A) our shareholders prior to such transaction continue to own 50 percent or more of the common stock and 50 percent or more of the voting power of outstanding securities of the resulting entity, (B) no person has acquired 30 percent or more of our common stock or the combined voting power of its outstanding securities, and (C) a majority of our Board continues in office; or

  shareholders approve a liquidation.

     In the event an executive's severance benefits under his or her CIC agreement are triggered, he or she will be entitled to severance benefits, including payments, as illustrated in the preceding table for each of our executives.

     If any payments under a CIC agreement are determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Internal Revenue Code, the executive will be entitled to reimbursement for such taxes on an after-tax basis, again as illustrated in the preceding tables; however, Mr. Bouc's CIC does not provide for reimbursement of such taxes on an after-tax basis. Under certain circumstances, we may also be unable to deduct the resulting compensation expense for federal income tax purposes.

     Under each CIC agreement, the executive has agreed that he or she will assist us in evaluating any proposal for a change in control and not resign his or her position until the contemplated transaction is completed or abandoned. In addition, for a period after the change in control, if we want the executive to continue employment in a position or under circumstances that qualify as "good reason," the executive will be obligated to do so, provided such continued employment is for not longer than 90 days, in a reasonably comparable position, and occurs at the then current place of employment or at such other location as is agreeable to the executive. The executive will be entitled to severance benefits upon commencement of a continued employment period.

     Agreement Terms Affecting Payments Due to Mr. Sznewajs Following Employment Termination. We have entered into an employment agreement with Mr. Sznewajs that was effective beginning January 1, 2011, and continues for a three-year term, expiring on December 31, 2013 (such agreement, the "2011 Employment Agreement"). This employment agreement replaced Mr. Sznewajs' prior agreement which expired on December 31, 2010. Severance benefits that are potentially payable to Mr. Sznewajs under the 2011 Employment Agreement are described in footnotes one and two to his termination benefits table above. Whether or not Mr. Sznewajs receives benefits depends on the nature of the termination of his employment agreement.

     Under the 2011 Employment Agreement, Mr. Sznewajs will receive severance benefits unless he quits or is terminated for "cause." We may terminate Mr. Sznewajs for cause only if (x) two-thirds of the members of the Board determine that cause exists based on substantial evidence, (y) Mr. Sznewajs is given reasonable notice of the board meeting called to make that determination, and (z) Mr. Sznewajs and his legal counsel are given an opportunity to address the board meeting. We may terminate Mr. Sznewajs for "cause" if:

  He engages in dishonest or fraudulent conduct involving the Company;

  He materially breaches the confidentiality provisions of his agreement;

  He is convicted on any felony charge or on a misdemeanor reflecting upon honesty;

  His acts or failures to act materially injure the Company's reputation, business affairs, or financial condition if injury could have been reasonably avoided by Mr. Sznewajs; or

  He fails or refusals to substantially perform his duties and does not cure such failure or refusal within a reasonable period following written notice.

Mr. Sznewajs will also be entitled to severance benefits if he terminates his employment for what is called "good reason" under his agreement. He may terminate his employment for "good reason" if:

  His salary is reduced or any compensation or benefit plan benefiting Mr. Sznewajs is reduced or eliminated in a manner that does not apply generally to all similarly situated employees;

  His responsibilities or duties are diminished;

  He is relocated to a location more than 35 miles from our Lake Oswego office; or

  We materially breach Mr. Sznewajs's employment agreement and fail to cure the breach within a reasonable period following written notice by Mr. Sznewajs.

Compensation Committee Interlocks and Insider Participation

     Messrs. Ankeny, McDougall, Oliva and Pietrzak served on the Compensation Committee during 2011. During 2011, none of our executive officers served on the Board of Directors of any entities whose directors or officers serve on our Compensation Committee.

Report of the Compensation Committee

     The Compensation & Personnel Committee ("Compensation Committee") discharges the responsibilities assigned to it by the Board of Directors with respect to compensation and personnel matters, including those relating to Bancorp's executive officers.

     In discharging its responsibilities, the Compensation Committee:

  Reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement; and

  Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and furnished in the Company's annual report on Form 10-K for the year ended December 31, 2011, through its incorporation by reference from the proxy statement.

Compensation Committee Members

Dr. Wilgenbusch (Chair), Mr. Ankeny, Ms. Enden, Mr. Levinson,
Mr. Oliva, and Mr. Pietrzak.

TRANSACTIONS WITH RELATED PERSONS

     Many of our directors and officers, members of their immediate families, and firms in which they have or had an interest were customers of and had transactions with the Bank or West Coast Trust during 2011 in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectability or present other unfavorable features.

     Bancorp has adopted written policies and procedures for the review, approval and ratification of transactions with related persons. Related persons include our directors and named executive officers. The policies require that all transactions with related persons that are required to be publicly disclosed under Item 404 of Regulation S-K of the Securities and Exchange Commission ("SEC") be either approved or ratified by a designated Board committee.

     The policies require that all material facts of all transactions that require approval be reviewed and either approved or disapproved:

  Loan Committee Approval. With respect to loans and other extensions of credit, by the Loan Committee, with any members of the committee who are not independent abstaining from discussion and voting; and

  Governance Committee Approval. With respect to other transactions, by the Governance Committee.

     In determining whether to approve or ratify a transaction, the appropriate Board committee will take into account, among other factors determined to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-person under the same or similar circumstances and the extent of the related person's interest in the transaction. If advance approval of a transaction is not feasible, the transaction is considered and, if determined to be appropriate, ratified by the committee as soon as practical after its occurrence.

     No director may participate in any discussion or approval of a transaction for which he or she is involved, except that the director is required to provide all material information concerning the transaction to the committee. If a transaction will be ongoing, the appropriate committee responsible for approval of the transaction may establish guidelines for our management to follow in its ongoing dealings with the related person. The policy does not require pre-approval or ratification of any transaction with another entity in which the related person's only relationship is as an employee (other than an executive officer) of the entity.

     We will provide a complete written copy of the policy upon written request addressed to the Corporate Secretary at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035.

INFORMATION CONCERNING DIRECTOR NOMINATIONS

     Director Qualifications. Minimum director qualifications to serve as a director of our Company include experience at a high level in business, government, or education, demonstrated leadership abilities, generalized or specific knowledge or other skills or qualities of particular value to the Board in fulfilling its responsibilities, and outstanding personal attributes such as unquestioned integrity, sound business judgment, and significant business, community or political contacts. In addition, a board candidate must have time and willingness to commit to being a productive and active member of the Board and committees of the Board on which he or she will serve. Our bylaws provide that persons who have reached the age of 75 may not stand for election, unless waived by the Board on a case-by-case basis. Finally, persons nominated to stand for election as one of our directors must be acceptable to our banking regulators.

     Sources of Nominee Recommendations. We receive suggestions for potential director nominees from a variety of sources including Board members, management representatives, advisors, and shareholders. The Governance Committee is authorized by its charter to retain a third-party search firm to assist it in identifying director candidates, but it has not done so recently. Two investors in our 2009 private capital raise, GF Financial, LLC and Castle Creek Capital Partners, IV LP are each contractually entitled to designate one Board member subject to satisfaction of applicable legal and governance requirements. Those investors designated Sam Levinson and John Pietrzak, respectively. Ms. Enden was recommended by MFP Partners, L.P.

     Shareholder Nominee Recommendations to Governance Committee. It is the policy of the Governance Committee to consider shareholder recommendations concerning nominees for director. Shareholders wishing to suggest a candidate for nomination as a director by the Governance Committee should write to us at our corporate offices to the attention of the Chair of the Governance & Nominating Committee, care of the Corporate Secretary, and shall include:

  A statement that the writer is a shareholder and is proposing a candidate for consideration as a director nominee;

  Name and contact information for the candidate;

  A statement of the candidate's experience in business, government, or education and his educational background;

  Information regarding the candidate's qualifications, relationships with our customers, suppliers or competitors, and any relationship or understanding between the proposing shareholder and the candidate; and

  A statement that the candidate is willing to be considered and serve if nominated and elected.

Shareholders wishing to recommend a candidate for nomination should submit a recommendation not later than 120 days prior to the first anniversary of the date our proxy statement was released to shareholders in connection with the previous year's annual meeting. Shareholder-recommended candidates will be evaluated using the same criteria used to evaluate all potential candidates for director, except that current directors whose performance as a director has been satisfactory or better will normally be favored over new candidates.

     Governance Committee Evaluation Process. The Governance Committee evaluates potential nominees by reviewing their qualifications, considering references as appropriate, conducting interviews as needed, and considering such other information as may be deemed relevant, including the needs of the Board at the time.

     Diversity Considerations. In considering which persons to nominate as directors for election by shareholders, the Governance Committee and Board consider many types of diversity. Bancorp's longstanding Corporate Governance Policy provides that the Board shall take into account its commitment to diversity among its membership. Qualified candidates are considered without regard to race, color, religion, sex, ancestry, national origin, disability, or any other factor that qualifies the candidate as a member of a protected class under applicable law. The governance policy also provides that the Board shall attempt to maintain geographic diversity and diversity in professional backgrounds among its members.

     In addition the provisions of our Corporate Governance Policy regarding diversity, the Governance Committee, as a matter of practice, may seek or favor a candidate with particular areas of expertise that complement our existing Board composition or satisfy legal requirements. In general, we seek a board that includes a diversity of perspectives and a broad range of experiences and includes individuals that possess the background, skills, expertise, and commitment necessary to make a significant contribution to our Company.

     Our Corporate Governance Policy regarding diversity is implemented by actively considering the various attributes of all suggested director nominees, and when appropriate, actively recruiting additional potential nominees. The Governance Committee and Board believe the process has been effective in developing and maintaining significant Board diversity.

     Direct Shareholder Nominations. In addition to our Governance Committee nominating process, our bylaws permit shareholders to directly nominate directors for consideration at an annual meeting of shareholders. In order to submit a nominee for consideration at an annual meeting of shareholders, a shareholder must comply with the notice provisions contained in our bylaws. Under our bylaws, a shareholder entitled to vote for the election of directors may nominate at a meeting persons for election as director only if written notice of such shareholder's intent to make a nomination is given to our Secretary, either by personal delivery or certified mail, not later than 60 days before the date of the annual meeting (provided that, if the date of a meeting is not publicly announced more than 90 days in advance, such notice must be given within 15 days after the first public disclosure of the annual meeting date).

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2013 Annual Meeting of Shareholders must be received by our Secretary before November 13, 2012, for inclusion in the 2013 Proxy Statement and form of proxy. In addition, if we receive notice of a shareholder proposal after January 28, 2013, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

     Our bylaws provide that no business may be brought before an annual meeting except by or at the direction of the Board, as specified in our notice of the meeting, or by any shareholder of record who delivers notice to our Secretary not less than 60 days in advance of such meeting (unless the date of the meeting has not been publicly announced by us more than 90 days prior to the meeting, in which case the shareholder's notice must be given within 15 days after we publicly announce the meeting date). To be effective, the shareholder's notice must include certain information about the matter proposed to be considered at the meeting and the shareholder providing the notice, as specified further in the bylaws. If the chair of an annual meeting determines that these advance notice procedures have not been complied with, he or she may declare that the business was not properly brought before the meeting and will not be considered.

HOUSEHOLDING MATTERS

     We are delivering a single copy of our Notice of Internet Access, and if requested, annual report and proxy statement to persons with the same last name residing in a single household or whom we reasonably believe are members of the same family, unless we have been notified that such persons prefer to receive individual copies of those documents. This practice is referred to as "householding."

     If you reside at an address that received only one copy of our Notice of Internet Access or proxy materials, if any are delivered, as a result of householding, we will deliver additional copies upon oral or written request to West Coast Bancorp, 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035, Attn: Corporate Secretary, or by phone at (503) 684-0884.

     If you object to householding and wish to receive separate copies of documents in the future, you may contact us at the address above, or, if your shares are held in an account at a brokerage firm or bank, you can contact Broadridge at 1-800-542-1061. Please have your proxy card in hand in order to access your account and follow the automated instructions. You can also contact Broadridge in writing by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

     Similarly, if you received multiple copies of your proxy materials and Notice of Internet Address at a single address and would like to request delivery of a single copy in the future, please contact us or Broadridge as described above.

ANNUAL REPORT TO SHAREHOLDERS

     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011 including financial statements. Written requests for the Form 10-K should be addressed to David C. Bouc, Corporate Secretary of West Coast Bancorp, at 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035.

VOTING VIA THE INTERNET OR BY TELEPHONE

     You may vote via the Internet at www.proxyvote.com or may vote telephonically by calling 1-800-690-6903. In either case, have your proxy card in hand and follow the instructions. Votes submitted via the Internet or by telephone must be received by 8:59 pm (PT) on April 23, 2012 (April 20, 2012 for participants in West Coast Bancorp's 401(k) Plan), to be counted.

     The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

March 13, 2012	BY ORDER OF THE BOARD OF DIRECTORS

David C. Bouc Executive Vice President, General Counsel and Secretary

Appendix A

WEST COAST BANCORP

2012 OMNIBUS INCENTIVE PLAN

SECTION 1. Purpose; Definitions

     The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company's businesses and increases in Company shareholder value.

     For purposes of this Plan, the following terms are defined as set forth below:

     (a) "Affiliate" means a corporation or other entity controlled by, controlling or under common control with the Company.

     (b) "Applicable Exchange" means the NASDAQ or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

     (c) "Award" means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award granted pursuant to the terms of this Plan.

     (d) "Award Agreement" means a written document or agreement setting forth the terms and conditions of a specific Award.

     (e) "Board" means the Board of Directors of the Company.

     (f) "Cause" means, unless otherwise provided in an Award Agreement, (1) "Cause" as defined in any Individual Agreement to which the Participant is a party as of the Grant Date, or (2) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect, (C) dishonesty in the course of fulfilling the Participant's employment duties, (D) a material violation of the Company's ethics and compliance program or (E) prior to a Change in Control, such other events as shall be determined by the Committee. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether "Cause" exists shall be subject to de novo review.

     (g) "Change in Control" has the meaning set forth in Section 10(e).

     (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

     (i) "Commission" means the Securities and Exchange Commission or any successor agency.

     (j) "Committee" means the Committee referred to in Section 2.

     (k) "Common Stock" means common stock, no par value per share, of the Company.

     (l) "Company" means West Coast Bancorp, an Oregon corporation.

     (m) "Disability" means, unless otherwise provided in an Award Agreement, (1) "Disability" as defined in any Individual Agreement to which the Participant is a party, or (2) if there is no such Individual Agreement or it does not define "Disability," permanent and total disability as determined under the Company's Long-Term Disability Plan applicable to the Participant.

     (n) "Disaffiliation" means a Subsidiary's or Affiliate's ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

     (o) "Eligible Individuals" means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

     (p) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

     (q) "Fair Market Value" means, except as otherwise provided by the Committee, with respect to any given date, the closing reported sales price on such date (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of a Share on the Applicable Exchange. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Sections 409A and Sections 422(c)(1) of the Code.

     (r) "Free-Standing SAR" has the meaning set forth in Section 5(b).

     (s) "Full-Value Award" means any Award other than a Stock Option or Stock Appreciation Right.

     (t) "Grant Date" means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.

     (u) "Incentive Stock Option" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

     (v) "Individual Agreement" means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates , and, after a Change in Control, a change in control or salary continuation agreement between a Participant and the Company or one of its Subsidiaries or Affiliates. If a Participant is party to both an employment agreement and a change in control or salary continuation agreement, the employment agreement shall be the relevant "Individual

Agreement" prior to a Change in Control, and, the change in control or salary continuation agreement shall be the relevant "Individual Agreement" after a Change in Control.

     (w) "Nonqualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

     (x) "Other Stock-Based Award" means Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) unrestricted stock, dividend equivalents, and convertible debentures.

     (y) "Participant" means an Eligible Individual to whom an Award is or has been granted.

     (z) "Performance Goals" means the performance goals established by the Committee in connection with the grant of Awards. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: stock price, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, objective customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, return on capital (including return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, sales, asset quality, cost saving levels, market-spending efficiency, core non-interest income or change in working capital, in each case with respect to the Company or any one or more Subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies) and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

     (aa) "Performance Period" means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

     (bb) "Performance Unit" means any Award granted under Section 8 of a unit valued by reference to a designated amount of cash or other property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

     (cc) "Plan" means the West Coast Bancorp 2012 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

     (dd) "Qualified Performance-Based Award" means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

     (ee) "Replaced Award" has the meaning set forth in Section 10(b).

     (ff) "Replacement Award" has the meaning set forth in Section 10(b).

     (gg) "Restricted Period" has the meaning set forth in Section 6(c)(ii).

     (hh) "Restricted Stock" means an Award granted under Section 6.

     (ii) "Restricted Stock Unit" has the meaning set forth in Section 7.

     (jj) "Retirement" means, except as otherwise provided by the Committee, retirement from active employment with the Company, a Subsidiary or Affiliate at or after the attainment of (i) age 65 or (ii) age 55 and with 10 years or more of employment service with the Company, a Subsidiary or Affiliate.

     (kk) "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

     (ll) "Share" means a share of Common Stock.

     (mm) "Stock Appreciation Right" has the meaning set forth in Section 5(b).

     (nn) "Stock Option" means an Award granted under Section 5(a).

     (oo) "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

     (pp) "Tandem SAR" has the meaning set forth in Section 5(b).

     (qq) "Term" means the maximum period during which a Stock Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

     (rr) "Termination of Employment" means the termination of the applicable Participant's employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant's employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Employment and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall also be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a "Termination of Employment" unless the Participant has experienced a "separation from service" within the meaning of Section 409A of the Code (a "Separation from Service").

     In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. Administration

     (a) Committee. The Plan shall be administered by the Board directly, or if the Board elects, by the Compensation & Personnel Committee or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the "Committee" refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing.

Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:

     (i) To select the Eligible Individuals to whom Awards may from time to time be granted;

     (ii) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Other Stock-Based Awards or any combination thereof are to be granted hereunder;

     (iii) To determine the number of Shares to be covered by each Award granted hereunder;

     (iv) To approve the form of any Award Agreement and determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

     (v) To modify, amend or adjust the terms and conditions of any Award (subject to Sections 5(a) and 5(b)), at any time or from time to time, including, but not limited to, Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to any Qualified Performance-Based Award;

     (vi) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;

     (vii) To determine under what circumstances an Award may be settled in cash, Shares, other property or a combination of the foregoing;

     (viii) To determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

     (ix) To adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall from time to time deem advisable;

     (x) To establish any "blackout" period that the Committee in its sole discretion deems necessary or advisable;

     (xi) To interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement relating thereto); and

     (xii) To otherwise administer this Plan.

     (b) Procedures.

     (i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

     (ii) Subject to Section 11(c), any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

     (c) Discretion of Committee. Subject to Section 1(f), any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Company, Participants and Eligible Individuals.

     (d) Cancellation or Suspension. Subject to Section 5(d), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.

     (e) Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Award Agreement's being signed by the Company and the Participant receiving the Award unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3. Common Stock Subject To Plan

     (a) Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under this Plan shall be 400,000. The maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be 100,000 Shares. Shares subject to an Award under this Plan may be authorized and unissued Shares. On and after the Effective Date (as defined in Section 12(a)), no new awards may be granted under the Company's prior equity compensation plans, it being understood that (i) awards outstanding under any such plans as of the Effective Date shall remain in full force and effect under such plans according to their respective terms, and (ii) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the Shares subject to such award not delivered as a result thereof shall again be available for Awards under this Plan; provided, however, that dividend equivalents may continue to be issued under the Company's existing equity compensation plans in respect of awards granted under such plans which are outstanding as of the Effective Date.

     (b) Individual Limits. No Participant may be granted Qualified Performance-Based Awards (other than Stock Options and Stock Appreciation Rights) covering in excess of 200,000 Shares during any calendar year. No Participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 300,000 Shares during any calendar year.

     (c) Rules for Calculating Shares Delivered. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under this Plan. If the exercise price of any Stock Option or Stock Appreciation Right and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant's ownership and delivery of such Shares) or withholding Shares relating to such Award, the net number of Shares subject to the Award after payment of the exercise price and/or tax withholding obligations shall be deemed to have been granted for purposes of the first sentence of Section 3(a).

     (d) Adjustment Provision. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company's direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a "Corporate Transaction"), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan, (ii) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Awards. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company's shareholders (each, a "Share Change"), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Stock Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company's financial statements, notes to the financial statements, management's discussion and analysis or other the Company's filings with the Commission, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code.

     (e) Section 409A. Notwithstanding Section 3(d): (i) any adjustments made pursuant to Section 3(d) to Awards that are considered "deferred compensation" within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered "deferred compensation" subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

SECTION 4. Eligibility

     Awards may be granted under this Plan to Eligible Individuals.

SECTION 5. Stock Options and Stock Appreciation Rights

     (a) Types of Stock Options. Stock Options may be granted alone or in addition to other Awards granted under this Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. The Award Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

     (b) Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be "Tandem SARs," which are granted in conjunction with a Stock Option, or "Free-Standing SARs," which are not granted in conjunction with a Stock Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

     (c) Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Stock Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Stock Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Stock Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Stock Option, and the related Stock Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

     (d) Exercise Price. The exercise price per Share subject to a Stock Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Stock Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Stock Option or Free-Standing SAR with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a "repricing" of such Stock Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company's shareholders.

     (e) Term. The Term of each Stock Option and each Free-Standing SAR shall be fixed by the Committee, but no Stock Option or Free-Standing SAR shall be exercisable more than 10 years after its Grant Date.

     (f) Exercisability. Except as otherwise provided herein, Stock Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

     (g) Method of Exercise. Subject to the provisions of this Section 5, Stock Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the Term thereof by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option or Free-Standing SAR to be purchased.

     In the case of the exercise of a Stock Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares subject to such Stock Options multiplied by the applicable exercise price) per Share by certified or bank check, wire transfer, or such other instrument or method as the Company may accept. If provided for in the applicable Award Agreement as approved by the Committee, payment in full or in part may also be made as follows:

     (i) In the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the Participant of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the Participant shall only have the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option if such right is set forth in the applicable Award Agreement.

     (ii) To the extent permitted by applicable law, by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale necessary to pay the purchase price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.

     (iii) By instructing the Company to withhold a number of such shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Stock Option is exercised) equal to the product of (A) the exercise price per Share multiplied by (B) the number of shares of Common Stock in respect of which the Stock Option shall have been exercised.

     (h) Delivery; Rights of Shareholders. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right until the exercise price therefor has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 5(l), a Participant shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to such Stock Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a) and (iii) in the case of a Stock Option, has paid in full for such Shares.

     (i) Nontransferability of Stock Options and Stock Appreciation Rights. No Stock Option or Free-Standing SAR shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option or Free-Standing SAR, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant's family members, whether directly or indirectly or by means of a trust or partnership or otherwise (for purposes of this Plan, unless otherwise determined by the Committee, "family member" shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto). A Tandem SAR shall be transferable only with the related Stock Option as permitted by the preceding sentence. Any Stock Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such stock option is transferred pursuant to this Section 5(i), it being understood that the term "holder" and "Participant" include such guardian, legal representative and other transferee; provided, however, that the term "Termination of Employment" shall continue to refer to the Termination of Employment of the original Participant.

     (j) Termination of Employment. Unless otherwise determined by the Committee or provided in the applicable Award Agreement, upon a Participant's Termination or Employment, his or her Stock Options and Stock Appreciation Rights shall be treated as set forth below:

     (i) Termination by Reason of Death. If a Participant incurs a Termination of Employment by reason of death, any Stock Option or Stock Appreciation Right held by such Participant shall immediately vest in full and may thereafter be exercised until the earlier of (A) the third anniversary of such Participant's Termination of Employment and (B) the expiration of the stated full Term thereof. In the event of Termination of Employment by reason of death, if an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option. As used in this Plan, the anniversary of February 29 shall be deemed February 28 of the subsequent year.

     (ii) Termination by Reason of Disability. If a Participant incurs a Termination of Employment by reason of Disability, any Stock Option or Stock Appreciation Right held by such Participant shall immediately vest in full and may thereafter be exercised until the earlier of (A) the third anniversary of such Participant's Termination of Employment and (B) the expiration of the stated full Term thereof. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

     (iii) Termination by Reason of Retirement. If a Participant incurs a Termination of Employment by reason of Retirement, (A) any unvested Stock Option or Stock Appreciation Right held by such Participant shall thereupon terminate and (B) any vested Stock Option or Stock Appreciation Right held by such Participant may thereafter be exercised until the earlier of

(A) the third anniversary of such Participant's Termination of Employment and (B) the expiration of the stated full Term thereof. In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

     (iv) Termination by the Company for Cause. If a Participant incurs a Termination of Employment for Cause, any Stock Options and Stock Appreciation Rights held by such Participant, whether vested or unvested, shall thereupon terminate.

     (v) Other Termination. If a Participant incurs a Termination of Employment for any reason other than death, Disability, or Retirement, or for Cause, and except as otherwise set forth in this Section 5(j), any Stock Option or Stock Appreciation Right held by such Participant, to the extent it was then exercisable at the time of termination, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of (A) 90 days following the date of such Termination of Employment (with the first date following the date of such Termination of Employment being the first day of such 90-day period) and (B) the balance of the stated full Term thereof. For example, if the Participant's date of Termination of Employment were April 1, such Participant's Stock Option or Stock Appreciation Right would expire on the earlier of (A) June 30, 2012 and (B) the last day of the stated full Term of such Award. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

     (vi) Notwithstanding the foregoing provisions of Section 5(j), the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment, provided, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement.

     (k) Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option which is intended to qualify as an Incentive Stock Option may be granted to any Eligible Employee who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value of the Common Stock (determined at the time a Stock Option for the Common Stock is granted) for which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year, under all of the incentive stock option plans of the Company and of any Subsidiary, may not exceed $100,000. To the extent a Stock Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a Nonqualified Stock Option.

     (l) Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Options or Stock Appreciation Rights, provided that Stock Options and Stock Appreciation Rights may be adjusted under certain circumstances in accordance with the terms of Section 3(d).

SECTION 6. Restricted Stock

     (a) Administration. Shares of Restricted Stock are actual Shares issued to a Participant and may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 6(c).

     (b) Book Entry Registration. Shares of Restricted Stock shall be evidenced through book-entry registration If any certificate is issued in respect of shares of Restricted Stock, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the West Coast Bancorp 2012 Omnibus Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of West Coast Bancorp, 5335 Meadows Road, Suite 201, Lake Oswego, Oregon 97035."

     (c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Employment):

     (i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient.

     (ii) Subject to the provisions of this Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply (the "Restriction Period"), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

     (iii) Except as provided in this Section 6 and the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends. As determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be payable in cash and shall, as determined by the Committee, either be either (i) held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, or (ii) distributed in full or in part without regard to the vested status of the underlying Restricted Stock and (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, and shall, as determined by the Committee, be either (i) held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, or (ii) distributed in full or in part without regard to the vested status of the underlying Restricted Stock.

     (iv) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

     (d) Termination of Employment. Unless otherwise determined by the Committee or provided in the applicable Award Agreement, upon a Participant's Termination or Employment, his or her Restricted Stock shall be treated as set forth below:

          (i) Termination by Reason of Death or Disability. If a Participant incurs a Termination of Employment by reason of death or Disability, the restrictions, including any Performance Goals, applicable to any Restricted Stock shall lapse (with respect to Performance Goals, be deemed earned in full based on the applicable target level), and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

          (ii) Other Termination. If a Participant incurs a Termination of Employment for any reason other than death or Disability during the Restriction Period or before the requisite service period or applicable Performance Goals are satisfied, all Shares still subject to restriction shall be forfeited by the Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock which is a Qualified Performance-Based Award, satisfaction of the applicable Performance Goals) with respect to any or all of such Participant's shares of Restricted Stock.

SECTION 7. Restricted Stock Units

     (a) Nature of Awards. Restricted stock units and deferred share rights (together, "Restricted Stock Units") are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares, or both, based upon the Fair Market Value of a specified number of Shares.

     (b) Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Employment):

     (i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of Restricted Stock Units upon the continued service of the applicable Participant, or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate the Restricted Stock Units as a Qualified Performance-Based Awards. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

     (ii) Subject to the provisions of this Plan and the applicable Award Agreement, during the Restricted Period, if any, set by the Committee, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

     (iii) The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

     (c) Termination of Employment. Unless otherwise determined by the Committee or provided in the applicable Award Agreement, upon a Participant's Termination or Employment, his or her Restricted Stock Units shall be treated as set forth below:

          (i) Termination by Reason of Death or Disability. If a Participant incurs a Termination of Employment by reason of death or Disability, the restrictions, including any Performance Goals, applicable to any Restricted Stock Units shall lapse (with respect to Performance Goals, be deemed earned in full based on the applicable target level), and such Restricted Stock Units shall become fully vested and settled to the full extent of the original grant.

          (ii) Other Termination. If a Participant incurs a Termination of Employment for any reason other than death or Disability during the Restriction Period or before the applicable Performance Goals are satisfied, all unvested Restricted Stock Units shall be forfeited by the Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of a Restricted Stock Unit Award which is a Qualified Performance-Based Award, satisfaction of the applicable Performance Goals) with respect to any or all of such Participant's Restricted Stock Units.

SECTION 8. Performance Units.

     Performance Units may be issued hereunder to Eligible Individuals, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under this Plan. The Performance Goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Unit. The Committee may, in connection with the grant of Performance Units, designate them as Qualified Performance-Based Awards. The conditions for grant or vesting and the other provisions of Performance Units (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Performance Units may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement. The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of Performance Units made in any one calendar year shall be $500,000.

SECTION 9. Other Stock-Based Awards

     Other Stock-Based Awards may be granted either alone or in conjunction with other Awards granted under this Plan.

SECTION 10. Change in Control Provisions

     (a) General. The provisions of this Section 10 shall, subject to Section 3(d), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

     (b) Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (i) all then-outstanding Stock Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than performance-based Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a "Replacement Award") is provided to the Participant pursuant to Section 3(d) to replace such Award (any award intended to be replaced by a Replacement Award, a "Replaced Award"), and (ii) any performance-based Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (x) the applicable target level and (y) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)).

     (c) Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(d); (iii) if the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to vesting (including with respect to a Termination of Employment) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

     (d) Termination of Employment. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Termination of Employment of a Participant by the Company other than for Cause within 24 months following a Change in Control, (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full (with respect to Performance Goals, unless otherwise agreed in connection with the Change in Control, at the greater of (x) the applicable target level and (y) the level of achievement of the Performance Goals for the Award as determined by the Committee taking into account performance through the latest date preceding the Termination of Employment as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)), and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, any Stock Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Employment may thereafter be exercised until the expiration of the stated full Term of such Nonqualified Stock Option or Stock Appreciation Right.

     (e) Definition of Change in Control. For purposes of this Plan, a "Change in Control" shall mean the happening of any of the following events:

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 10(c); or

     (ii) Individuals who, as of the effective date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company ,or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business

Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 11. Qualified Performance-Based Awards; Section 16(B); Section 409A

     (a) The provisions of this Plan are intended to ensure that all Stock Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Stock Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and, unless otherwise determined by the Committee, all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being "outside directors" for purposes of the Section 162(m) Exemption ("Outside Directors")). When granting any Award other than a Stock Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors). To the extent required to comply with the Section 162(m) Exemption, no later than 90 days following the commencement of a Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and establish the Performance Goals for the Performance Periods.

     (b) Each Qualified Performance-Based Award (other than a Stock Option or Stock Appreciation Right) shall be earned, vested and/or payable (as applicable) upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate.

     (c) The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

     (d) The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act ("Section 16(b)"). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

     (e) The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, in the event that a Participant is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant's Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant's Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant's estate within 30 days following the date of the Participant's death (with the first date following the date of the Participant's death being the first day of such 30-day period).

SECTION 12. Term, Amendment And Termination

     (a) Effectiveness. The Plan was approved by the Board on February 23, 2012, subject to and contingent upon approval by the Company's shareholders. The Plan will be effective as of the date of such approval by the Company's shareholders (the "Effective Date").

     (b) Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.

     (c) Amendment of Plan. The Board or the Committee may amend, alter, or discontinue this Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant's consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company's shareholders (a) to the extent such approval is required (1) by applicable law or the listing standards of the Applicable Exchange as in effect as of the date hereof or (2) under applicable law or the listing standards of the Applicable Exchange as may be required after the date hereof, (b) to the extent such amendment would materially increase the benefits accruing to Participants under this Plan, (c) to the extent such amendment would materially increase the number of securities which may be issued under this Plan or (d) to the extent such amendment would materially modify the requirements for participation in this Plan.

     (d) Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or without the Participant's consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause this Plan or Award to comply with applicable law, Applicable Exchange listing standards or accounting rules.

SECTION 13. UNFUNDED STATUS OF PLAN

     It is presently intended that this Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of this Plan.

SECTION 14. GENERAL PROVISIONS

     (a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under this Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

     (b) Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

     (c) No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

     (d) Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under this Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

     (e) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then-outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

     (f) Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant's death are to be paid or by whom any rights of such eligible Individual, after such Participant's death, may be exercised.

     (g) Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of this Plan. All Shares underlying Awards that are forfeited or canceled revert to the Company.

     (h) Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Oregon, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

     (i) Non-Transferability. Except as otherwise provided in Sections 5(i), 6(c)(ii) and 7(b)(ii) or as determined by the Committee, Awards under this Plan are not transferable except by will or by laws of descent and distribution.

WEST COAST BANCORP 5335 MEADOWS ROAD, SUITE 201 LAKE OSWEGO, OR 97035 ATTN: David C. Bouc

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 23, 2012 (April 20, 2012 for participants in West Coast Bancorp's 401(K) Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 23, 2012 (April 20, 2012 for participants in West Coast Bancorp's 401(K) Plan). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01	Lloyd D. Ankeny	02	David A. Dietzler	03	Henchy R. Enden	04	Shmuel (Sam) Levinson	05	Steven J. Oliva
06	John T. Pietrzak	07	Steven N. Spence	08	Robert D. Sznewajs	09	Nancy Wilgenbusch, Ph.D

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	APPROVAL OF THE COMPANY'S 2012 OMNIBUS INCENTIVE PLAN.	☐	☐	☐

3	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2012.	☐	☐	☐

NOTE: Management knows of no other matters that are likely to be brought before the meeting. However, if any other matters are properly presented at the meeting, this Proxy will be voted in accordance with the recommendations of management.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Meeting Location:	Kruse Oaks I
5300 Meadows Road
Lake Oswego, OR 97035

Rooms:	Conference Center (The Oaks Meadows)

Location:	Main Floor

Time:	2:00 P.M., Pacific Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at www.proxyvote.com.

WEST COAST BANCORP

PROXY

PLEASE SIGN AND RETURN IMMEDIATELY

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Robert D. Sznewajs and David C. Bouc as Proxies, each with the power to act alone and with full power of substitution, and hereby authorizes them to represent and to vote all the shares of common stock of West Coast Bancorp (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 24, 2012, or any adjournment of the meeting.

     THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS SO MADE.

The undersigned acknowledges receipt of the 2012 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

Continued and to be signed on reverse side